Exhibit 10.1

EXECUTION VERSION

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item (601)(b)(10). Such excluded information is not material and is the type that the

Company treats as private or confidential.

AMENDED AND RESTATED

AIR TRANSPORTATION SERVICES AGREEMENT

DATED AS OF JUNE 18, 2024

BETWEEN

SUN COUNTRY, INC.

AND

AMAZON.COM SERVICES LLC

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A:	Aircraft

Exhibit B:	Form of Carrier Work Order

Exhibit C:	Performance Standards

Exhibit D:	Invoices; Payments; Deposits; Weekly Statement

Exhibit E:	Form of Aircraft Sublease Agreement

Exhibit F:	Price Schedule

Exhibit G:	USPS Provisions

Exhibit H:	Aircraft Delivery Specification & Modifications

Exhibit I:	Charter Standard Operating Procedures

iii

AMENDED AND RESTATED AIR TRANSPORTATION SERVICES AGREEMENT

This Amended and Restated Air Transportation Services Agreement, attached Exhibits and Schedules, and applicable Work Orders (collectively, this “Agreement”) dated as of June 18, 2024 (“Effective Date”) is entered into between Sun Country, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Sun Country”), and Amazon.com Services LLC (successor to Amazon.com Services, Inc.), a limited liability company organized and existing under the laws of the State of Delaware (“Amazon Services”), as an amendment and restatement of the Air Transportation Services Agreement entered into between Sun Country and Amazon Services with an effective date of December 13, 2019 (the “Original Agreement”).

RECITALS

Sun Country and Amazon Services entered into the Original Agreement for the provision to Amazon by Sun Country of air cargo transportation and related services using Aircraft subleased by Amazon Services (or its Affiliates) to Sun Country. In connection with the transactions contemplated by the execution and delivery of the Original Agreement: (a) Amazon Services and Sun Country entered into Aircraft Subleases and corresponding Carrier Work Orders for each of the Existing Aircraft; and (b) Amazon.com, Inc., a Delaware corporation (“Amazon.com”) and Sun Country entered into Investment Agreements and corresponding Stockholders Agreements (“Investment Agreements”), pursuant to which Sun Country issued warrants to Amazon.com for Amazon.com to purchase shares representing a total of up to fifteen percent (15%) of Sun Country’s common stock.

The Parties now desire to amend and restate the Original Agreement to, among other things, reflect the Parties’ agreement for Amazon Services (or its Affiliates) to enter into Aircraft Subleases and Carrier Work Orders with Sun Country for the provision of air cargo transportation services by Sun Country using certain Incremental Aircraft.

In consideration of the premises, and of the representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound, the signatories to this Agreement agree as set forth herein.

AGREEMENT

1.	DEFINITIONS

“Additional Aircraft” means any Aircraft not listed in Exhibit A that becomes subject to an Aircraft Lease or an Aircraft Sublease between Amazon and a Carrier after the Effective Date.

“Additional Insureds” is defined in Section 9.2.

“Affiliate” means, with respect to a specified entity, any other entity that, directly or indirectly, controls, is controlled by, or is under common control with such specified entity, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, or otherwise, provided that when used herein Apollo Global Management and its subsidiaries shall not be deemed Affiliates of Sun Country or any Sun Country Provider.

“Agreed Value” means the Agreed Value specified in an Aircraft Sublease.

“Agreement” is defined in the Preamble.

“Aircraft” means: (a) the Existing Aircraft, Incremental Aircraft and any Additional Aircraft; (b) unless otherwise specified, any Spare Aircraft, Substitute Aircraft, Network Spare, or Uncrewed Network Spare; and (c) any other aircraft to be operated under this Agreement as agreed to by the Parties.

“Aircraft Lease” means a lease for an Aircraft entered into between Amazon (or one of its Affiliates) and a Carrier under this Agreement.

“Aircraft Lease/Sublease” means, as applicable: (a) an Aircraft Lease if the Aircraft is owned by Amazon or an Amazon Affiliate; or (b) an Aircraft Sublease if the Aircraft is owned by a third party and leased to Amazon or an Amazon Affiliate.

“Aircraft Sublease” means a sublease for an Aircraft entered into between Amazon (or one of its Affiliates) and a Carrier under this Agreement.

“Amazon” means collectively, unless otherwise specified, Amazon Services and any of its Affiliates for which a Sun Country Provider performs Services pursuant to a Work Order in accordance with Section 13.9.

“Amazon.com” is defined in the Preamble.

“Amazon Designated Shipper” is defined in Section 13.8.

“Amazon Indemnified Parties” is defined in Section 7.1.

“Amazon Leadership Representative” means a Vice President of Amazon, or such individual(s) as Amazon may designate from time to time in writing.

“Amazon Parties” is defined in Section 9.1.5.

“Amazon Services” is defined in the Preamble.

“Amazon Spare Request” is defined in Section 2.11.2.

“Amazon Subcontractor Claim” is defined in Section 10.3.

“Amazon Termination Fee” is defined in Section 4.2.

“Arrival Performance” is defined in Section 4 of Exhibit C.

“Availability Window” means a time period designated by Amazon on the Flight Schedule during which the Carrier will staff a Network Spare so as to be available to depart its current location within [***] minutes of Amazon’s request.

“Block Hour” means each hour that the Aircraft is operated on a flight in the performance of the Services, computed from removal of the wheel chocks from the front of the Aircraft until the placement of wheels chocks in front of the Aircraft at the end of such flight and rounded to the nearest tenth of an hour.

“Boeing” means The Boeing Company.

“Business Days” is defined in Section 13.7.

“Carrier” is defined in Section 2.2.

“Carrier Delay” is defined in Exhibit C.

“Carrier Work Order” is defined in Section 2.2.

“Carrier Work Order Term” is defined in Section 3.1.

“Change Fee” is defined in Section 2.10.2.

“Change of Control” means, with respect to SCA Acquisition Holdings, Sun Country, or a Sun Country Provider: (a) other than in connection with an initial public offering, any consolidation, merger, reorganization, or similar transaction involving SCA Acquisition Holdings or its subsidiaries (for clarity, including Sun Country or any Sun Country Provider) in which SCA Acquisition Holdings, as applicable, is not the surviving entity or pursuant to which SCA Acquisition Holdings’ equityholders immediately prior to such transaction own, immediately after such transaction, less than fifty percent (50%) of the voting securities of the applicable surviving entity, or (b) other than in connection with an initial public offering, any transaction or series of related transactions in which fifty percent (50%) or more of SCA Acquisition Holdings, Sun Country, or a Sun Country Providers’ voting power is transferred to Persons other than SCA Acquisition Holdings’ equityholders immediately prior to such transaction or series of transactions, (c) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of SCA Acquisition Holdings, Sun Country or any Sun Country Provider.

“Charter SOP” means the Charter Standard Operating Procedures attached as Exhibit I.

“Charters” is defined in Section 2.12.1.

“Claims” is defined in Section 7.

“Collective Bargaining Agreement” means the Carrier’s collective bargaining agreement with its Flight Crews.

“Common Carrier” means an individual, a company, or a public utility that is in the regular business of providing transportation services or transporting people or freight (as distinguished from a private carrier that only transports occasionally or as a one-time-only event).

“Compliance Requirements” is defined in Section 5.5.

“Contract Year” means each period during the term of this Agreement beginning December 13 through the next following December 12.

“Effective Date” is defined in the Preamble.

“ETOPS” is defined in Section 2.5.1.

“Event of Default” is defined in Section 4.5.

“Excluded Claims” is defined in Section 8.1.

“Existing Aircraft” means the Aircraft listed in Part 1 of Exhibit A.

“Expiration Date” is defined in Section 4.7.

“FAA” means the United States Federal Aviation Administration.

“Fixed Monthly Charge” means the amount specified in the Price Schedule.

“Flight Crew” means a flight crew consisting of one captain and one first officer.

“Flight Cycle” means a cycle consisting of one takeoff and one landing.

“Flight Operations Requirements” is defined in Section 5.9.

“Flight Schedule” is defined in Section 2.10.1.

“Force Majeure” is defined in Section 2.13.

“Fuel Optimization Program” is defined in Section 2.16.1.

“GOM” means a Carrier’s FAA-approved Ground Operations Manual.

“Governmental Entity” means: (a) any national government, any political subdivision thereof, or local authority therein, whether foreign or domestic; (b) any agency, board, commission, department, division, organ, instrumentality, or court of any of the foregoing, however constituted; and (c) any organization, association, or institution, of which any of the foregoing is a member or to whose jurisdiction it is subject or in whose activities it is a participant.

“GPU” means ground power unit.

“Ground Services Work Order” is defined in Section 2.8.1.

“Hazardous Materials” is defined in Section 13.10.

“Heavy Maintenance” means: (a) C-Checks and above (including structural inspection program and Airworthiness Limitation Item (AWL) inspections, but excluding Sun Country C-Check Costs); (b) overhaul of landing gear (including overhaul of rotable components accomplished concurrently with landing gear overhaul); (c) with respect to engines, (i) Performance Restorations of engines, and (ii) [***]; (d) Performance Restorations of APUs; (e) to the extent occurring concurrently with or separately from a Performance Restoration of an engine or APU, the replacement of engine life limited parts (or, for clarity, the replacement of an entire engine or APU) and maintenance performed specifically to accomplish such replacement; and (f) the repair of airframe structural issues that would not have been reasonably discovered [***], in each case to the extent not: (y) related to or arising out of an act or omission of a Carrier; or (z) otherwise the responsibility of a Sun Country Provider under this Agreement or the applicable Aircraft Lease/Sublease.

“High Value Cargo” is defined Section 8.2.

“IATA” means the International Air Transportation Association.

“ICAO” means the International Civil Aviation Organization.

“Income Taxes” is defined in Section 11.

“Incremental Aircraft” means the eight Boeing 737-800 Aircraft listed in Part 2 of Exhibit A that will be leased to Amazon by a third-party lessor.

“Insurance Requirements” is defined in Section 9.2.

“Law” means: (a) any statute, regulation, bylaw, ordinance, or subordinate legislation in force to which a Party is subject including all federal and state securities laws; (b) the common law as applicable to the Parties; (c) any binding court order, judgment, or decree; (d) any applicable industry code, policy or standard, in each case enforceable by law; and (e) all applicable statutory and all other rules, guidance regulations, instruments and provisions in force including the rules, codes of conduct, codes of practice, practice requirements guidance, and accreditation terms stipulated by any Governmental Entity to which any Party is subject.

“Maintenance Data” means Aircraft maintenance data, including current maintenance status, Flight Crew and maintenance log pages, and ACARS data, in each case including data extraction capability, as well as QAR data, engine performance data (including EGT margin, N1/N2 margins, departure airport, destination airport, flight leg, take off derate, and climb derate, if available), hours and cycles since overhaul and removals for LRUs and QECs and, subject to the requirements of the Carrier’s Collective Bargaining Agreement, maintenance reports indicating maintenance discrepancies and corrective actions, in each case including data extraction capability, if available.

“Maintenance Fuel” means any aircraft fuel used outside of the loading/unloading process in connection with maintenance (e.g., for engine runs or to power the APU), calculated using a deemed fuel burn rate of [***] lbs. of fuel per hour.

“Minimum Availability Window Charge” means the amount specified in the Price Schedule.

“Monthly Invoice” is defined in Exhibit D.

“NDA” is defined in Section 6.1.

“Network Spare” is defined in Section 2.11.3.

“NTSB” means the National Transportation Safety Board.

“Operating Authority” is defined in Section 5.9.

“Original Agreement” is defined in the Preamble.

“Party” means Sun Country and Amazon Services and, as applicable, any Sun Country Provider or Amazon to the extent that such Sun Country Provider or Amazon is a party to a current Work Order.

“Pay-Protected Block Hours” means the Block Hours representing the minimum amount of time to which a pilot is assigned to, and is guaranteed to be paid by Carrier for, according to the Flight Schedule [***], all in accordance with the Carrier’s Collective Bargaining Agreement.

“Performance Restoration” means: (a) with respect to an engine, the performance of engine maintenance accomplished in accordance with the original equipment manufacturer’s Workscope Planning Guide (WPG) and Engine Shop Manual (ESM), including at a minimum, a performance restoration workscope (or overhaul) for such engine’s high pressure compressor, combustor and high pressure turbine modules, together with other work conducted on any other of such engine’s modules, as required by the ESM, which is intended to restore the hardware integrity of the flow path and performance of the engine; and (b) with respect to an APU, the performance of any uninstalled APU maintenance.

“Performance Standards” is defined in Section 2.4.

“Person” means anybody, corporate entity, association, partnership, joint venture, organization, individual, business or other trust or any other entity or organization of any kind or character, including a court or other Governmental Entity.

“Personal Information” is defined in Section 6.4.

“Personnel” means the employees, contractors, subcontractors, agents, and representatives of an entity.

“Post-Expiration Agreement” is defined in Section 4.9.

“Price Schedule” means: (a) with respect to Carrier Work Orders, the Price Schedule attached as Exhibit F to this Agreement; and (b) with respect to all other Work Orders, the Price Schedule attached to such Work Order.

“Proprietary Rights” is defined in Section 5.4.

“Records” is defined in Section 2.17.

“Remaining Pay-Protected Block Hours” the number of Pay-Protected Block Hours for which Carrier must pay a pilot after the following: [***].

“Rotation” means a flight or a series of flights, in a duty day, to which a crew has been assigned according to the Flight Schedule in accordance with the Carrier’s Collective Bargaining Agreement.

“Rotation Change” means that Amazon either: (a) completely cancels a Rotation; or (b) changes a Rotation [***].

“SCA Acquisition Holdings” means SCA Acquisition Holdings, LLC, the parent company of Sun Country.

“Scheduled Termination Date” means October 30, 2030.

“Scheduling Constraints” means, collectively: (a) flight or duty limits under the applicable FAA regulations or the Carrier’s Collective Bargaining Agreement; (b) landing and/or take-off curfews or slot restrictions; (c) regularly scheduled aircraft maintenance requirements as provided for in the Carrier’s FAA-approved maintenance program (subject to Section 2.11.1); (d) flight times based on Boeing’s eighty-five percent (85%) average winds, adjusted twice each year for seasonal changes; (e) historical taxi times (time of day and seasonally adjusted); and (f) other industry standard material operational factors, including air traffic control, airport-specific congestion, and seasonality constraints from mutually agreed sources.

“Security Programs” is defined in Section 2.8.3.

“Services” is defined in Section 2.1.

“Services Commencement Date” means the date that Sun Country will begin providing Services using an Aircraft and, with respect to the Incremental Aircraft, is listed in Exhibit A (or such other date as notified by Amazon, upon providing [***] days’ written notice prior to the actual Services Commencement Date of such Incremental Aircraft, provided, it will be no later than [***]).

“SGHA” is defined in Section 2.8.1.

“SOFR” means the Secured Overnight Financing Rate as set forth by the Federal Reserve Bank of New York or any successor thereto determined as of approximately 8:00 a.m. (New York time) for each day that the relevant interest accrues.

“Spare Aircraft” is defined in Section 2.11.2.

“Substitute Aircraft” is defined in Section 2.11.1

“Sun Country” is defined in the Preamble.

“Sun Country C-Check Costs” means the costs (including labor, materials, and ancillary costs) of the following, all of which, for clarity, will be the responsibility of Sun Country even if performed in connection with a C-Check: (i) all engineering orders with an inspection or performance interval of less than [***] flight hours, [***] Flight Cycles, or [***] months, as applicable; and (ii) tasks with an inspection or performance interval less than or equal to [***] days.

“Sun Country Indemnified Parties” is defined in Section 7.3.

“Sun Country Providers” means collectively, unless otherwise specified, any Sun Country Affiliate that performs Services for Amazon pursuant to a Work Order in accordance with Section 13.9.

“Sun Country Subcontractor Claim” is defined in Section 10.3.

“Supplemental Flying” is defined in Section 2.12.2.

“Target Arrival Performance” means an Arrival Performance of: (a) at least [***] for the period from the Effective Date up to the Services Commencement Date of [***]th Aircraft under this Agreement; and (b) greater than [***] for the period from and after the Services Commencement Date of the [***]th Aircraft under this Agreement.

“Taxes” is defined in Section 11.

“Temporary Schedule Change” is defined in Section 2.10.3.

“Third-Party Carrier” is defined in Section 2.2.

“Third-Party Shipper” is defined in Section 2.9.1.

“Training” is defined in Section 2.9.

“Transfer Taxes” is defined in Section 11.

“TSA” means United States Transportation Security Administration.

“Two-Six Window” means, with respect to a change in the Flight Schedule, the period of time [***].

“Uncrewed Network Spare” is defined in Section 2.11.3.

“Unscheduled Stop” means an aircraft stop requested by Amazon that adds another destination/stop to a route contained in the Flight Schedule or Charter Confirmation.

“USPS” is defined in Section 2.9.6.

“USPS Prime Contracts” is defined in Section 2.9.6.

“Variable Charge Per Block Hour” means the rate specified in the Price Schedule for each Block Hour (or portion thereof) flown by an Aircraft in the performance of the Services.

“Variable Charge Per Cycle” means the rate specified in the Price Schedule for each Flight Cycle flown by an Aircraft in the performance of the Services.

“Variable Charges” means, collectively, the Variable Charge Per Block Hour and the Variable Charge Per Cycle.

“Weekly Activity Statement” is defined in Section 3 of Exhibit D.

“Work Order” means a Carrier Work Order, Ground Services Work Order, or any other work orders entered into under this Agreement.

“Work Order Effective Date” is defined in the relevant Work Order.

2.	SERVICES

2.1. Services. Sun Country will provide, by itself or through Sun Country Providers, the air cargo transportation, ground handling, fuel, and other related services described in this Section 2 and in the Work Orders entered into between Amazon and Sun Country or any Sun Country Provider (collectively, the “Services”). Other than Aircraft that Carriers may sublease from Amazon and ground equipment or functions that Amazon may be responsible for pursuant to Section 2.5, Sun Country and the Sun Country Providers will provide all equipment, Personnel, software, and supplies required to perform the Services.

2.2. Third-Party Carriers. With the prior written consent of an Amazon Leadership Representative (which may be granted or withheld in Amazon’s sole discretion), Sun Country may contract for the performance of Services with one or more third-party certificated cargo air carriers (a “Third-Party Carrier”). Each of Sun Country and any Third-Party Carrier is referred to individually as a “Carrier.” References to Third-Party Carriers in this Agreement does not imply that the use of Third-Party Carriers will be permitted and, if Amazon consents to the use of a Third-Party Carrier: (a) Amazon’s payment obligations will not exceed the amount that would have been paid by Amazon had the flights been operated by Sun Country under the relevant Carrier Work Order; and (b) Sun Country will be solely responsible for the performance of the Third-Party Carrier with respect to the determination of whether Sun Country has met the Performance Standards. Sun Country will remain jointly and severally responsible for the provision of Services notwithstanding any contracting of Services to any Carrier. Each Carrier performing Services under this Agreement will enter into a Carrier Work Order in the form of Exhibit B (a “Carrier Work Order”).

2.3. Forecasts and Non-Binding Estimates. Except as expressly provided in this Agreement, Amazon makes no promises or representations whatsoever as to the amount of business Sun Country or any of the Carriers can expect at any time under this Agreement. Amazon may give volume and other projections to Sun Country or any Carrier, but any projections are speculative only and will not give rise to Amazon liability. Amazon may, in Amazon’s sole discretion, engage the services of other companies that perform the same or similar services as those provided by the Sun Country and/or the Sun Country Providers.

2.4. Service Levels; Reporting. Sun Country and the Sun Country Providers will comply with the service levels, procedures, reporting requirements, tracking requirements, and other performance standards set forth in the attached Exhibit C or any applicable Carrier Work Order (the “Performance Standards”).

2.5. Non-Reimbursable Expenses. Sun Country (by itself or through the applicable Sun Country Provider) will be responsible for and provide, or cause to be provided, the following Personnel, services, equipment, and other items at their expense, without reimbursement by Amazon:

2.5.1 Flight Crews which will: (a) possess current, valid licenses; (b) be fully qualified to operate the Aircraft in compliance with all applicable Laws; (c) be employees of the Carrier; and (d) as required to provide Services in support of the Flight Schedule or a Charter Confirmation, be qualified for Extended-range Twin-engine Operational Performance Standards (“ETOPS”) (provided that Amazon will give at least [***] advance notice (including through the Flight Schedule or a Charter Confirmation) of any intended operation requiring ETOPS qualification and will be responsible for any documented costs agreed in writing in advance associated with making an Aircraft ETOPS qualified).

2.5.2 For each Flight Crew: (a) operational oversight and training; (b) catering and meals; (c) visas, work permits, endorsements, airport ID/badges/access cards; and (d) compensation, benefits, transportation, hotel accommodations, and per diem, as well as any increases in such expenses resulting from changes to, or in the interpretation of, the Carrier’s Collective Bargaining Agreement (unless directly attributable to a change in applicable Law relating directly to crew duty times and rest periods, in which case the Carrier will provide notice to Amazon of the specific change in applicable Law and supporting data and documentation that must be reasonably acceptable to Amazon);

2.5.3 All maintenance for the Aircraft that is not Heavy Maintenance and coordination and oversight of the scheduling, induction, maintenance provider management, and return to service of Aircraft in connection with all maintenance;

2.5.4 Aircraft hull and liability insurance and other insurance in accordance with the Insurance Requirements;

2.5.5 Dispatch, flight planning, and flight-following services, including ARINC or other radio communications services;

2.5.6 In-flight communications;

2.5.7 Exterior cleaning of the Aircraft;

2.5.8 Spare parts, including engine spare parts, avionics, rotables, expendables, tires, brakes, and accessory items (including transportation costs) to the extent that the spare parts are not otherwise subject to a separate agreement between the Parties or the responsibility of Amazon under Section 2.6.16, except that the Carrier may transport onboard each Aircraft, without charge: (a) a fly-away kit; and (b) aircraft parts and materials for the Aircraft on a reasonable, space-available basis;

2.5.9 All administrative and overhead services of the Carrier, including with respect to the provision of the authorizations, permits, and approvals subject to Section 2.6.2;

2.5.10 All facilities necessary for the provision of the Services;

2.5.11 All existing ground equipment, including GPUs, towing/pushback equipment and air start units that are owned by Sun Country or a Sun Country Provider and located at the locations identified in the Flight Schedule, except that Amazon will be responsible for the operation, maintenance, and repair of such equipment to the extent that: (a) such equipment is provided by Sun Country or a Sun Country Provider for Amazon’s exclusive use; and (b) Amazon’s responsibilities, if any, are expressly provided for under a Work Order, as described in Section 2.8.1; and

2.5.12 Maintenance Fuel.

2.6. Reimbursable Expenses. Except to the extent provided in accordance with Section 2.5, a Work Order, or this Section 2.6, and without limiting its obligations under this Agreement, Sun Country or the relevant Sun Country Provider will provide or cause to be provided the Personnel, Services, equipment, and other items set forth in this Section 2.6, subject to reimbursement by Amazon to Sun Country or the relevant Sun Country Provider (as applicable) of the reasonable, documented out of pocket costs actually incurred and paid, directly or indirectly, by Sun Country or the Sun Country Provider to a third party that is not Sun Country or one of its Affiliates, which will be included in invoices provided in accordance with Exhibit D:

2.6.1 Aircraft fuel (including taxes and environmental assessments, but excluding Maintenance Fuel and net of any fuel tax credits received by Sun Country or a Sun Country Provider) for operations conducted under this Agreement, subject to the requirements of Section 2.7;

2.6.2 Enroute fees, air traffic control fees, navigational fees, and airport charges (slot application fees, ramp fees, landing/departure fees);

2.6.3 Aircraft handling charges (inclusive of any airport concession costs), including with respect to pushbacks, marshaling, lavatory, water, cleaning of cargo compartments, use of GPU, air start units, steps, and towing;

2.6.4 Deicing fluid and deicing services;

2.6.5 Legal fees arising directly from the assignment, modification, or restructuring of an Aircraft Lease/Sublease;

2.6.6 Customs fees, permits, duties, and import/export fees;

2.6.7 All costs associated with or resulting from diversions due to adverse weather or leaking, smoking, or damaged cargo to the extent tendered by Amazon in such condition;

2.6.8 Positioning or de-positioning of the Aircraft for schedule changes not included in the Flight Schedule or other non-scheduled moves made at Amazon’s request, as well as initial positioning of an Aircraft at the commencement of a Carrier Work Order and final de-positioning of an Aircraft subject to a terminated Carrier Work Order;

2.6.9 Noise and emission taxes, fees, and assessments not within the reasonable control of the Carrier and arising solely and directly as a result of Services performed under a Carrier Work Order;

2.6.10 Rent and any other amounts payable by the Carrier to Amazon Services (or one of its Affiliates) under the Aircraft Lease/Sublease for the Aircraft subject to the corresponding Carrier Work Order, except that the Parties may elect to offset such amounts against those payable by Amazon to the Carrier so that no cash settlement is necessary;

2.6.11 Travel expenses for Carrier Personnel in connection with training pursuant to Section 2.8.6;

2.6.12 Fees payable to a consulting firm and costs associated with implementing their recommended changes pursuant to Section 2.9.3;

2.6.13 Costs associated with a Temporary Schedule Change pursuant to Section 2.10.3;

2.6.14 Costs associated with an Unscheduled Stop pursuant to Section 2.10.4;

2.6.15 Costs approved in advance by Amazon for the information technology systems identified in Section 2.18.2;

2.6.16 Heavy Maintenance (to the extent paid by Carrier), including Spare Aircraft coverage and the provision of temporary spare engines, APUs and landing gear during periods of Heavy Maintenance as Amazon deems necessary as well as the provision of aircraft maintenance technicians on flights as described in Section 2.21;

2.6.17 Engine washes pursuant to Section 2.23.3, to the extent any engine washes requested by Amazon requires the Carrier to meet a higher standard than the manufacturer’s recommendations;

2.6.18 FAA Airworthiness Directives required to be performed by Sun Country under an Aircraft Lease/Sublease and completed with: (a) recurring corrective action; or (b) terminating action, that requires modification of the Aircraft; and

2.6.19 Costs associated with Charters as specified in the Charter SOP.

Sun Country will notify Amazon of its internal departments, Sun Country Providers, or third-party subcontractors, responsible for performance of Services and provision of assets under this Section 2.6, including reasonably requested details regarding those arrangements and operations. Sun Country will use, and will cause the Sun Country Providers to use, all commercially reasonable efforts to minimize costs and expenses pursuant to which Amazon has a direct or indirect reimbursement obligation under this Agreement.

2.7. Fuel.

2.7.1 Fuel Purchasing. Sun Country will purchase aircraft fuel and into-plane services from on-field fuel suppliers, distributors and into-plane providers to support the Services provided by the Carriers pursuant to the Agreement. Sun Country will facilitate the establishment and maintenance of agreements and customer accounts between the Carriers and fuel suppliers, distributors and into-plane providers that are qualified by the Carriers at such locations and will arrange for the purchase of aircraft fuel and into-plane services in conjunction with the departure times and days specified in the Flight Schedule or a Charter Confirmation. Sun Country will cause or arrange for the fuel suppliers, distributors and into-plane providers to invoice the Carriers directly for aircraft fuel and into-plane services. Notwithstanding the foregoing, Amazon may, by providing written notice to Sun Country, elect to purchase fuel for the Aircraft at one or more locations. The Parties acknowledge and agree that any fuel provided to a Carrier by Amazon is provided “as is” and without warranty of any kind, including the warranties of merchantability and fitness for a particular purpose, by, through or under Amazon, and that no warranties by, through or under Amazon will be implied by Law, provided, however, that the Carrier will have the right to approve any fuel supplier selected by Amazon (such approval not to be unreasonably conditioned, delayed, or withheld).

2.7.2 Fuel Reconciliation. Each month each Carrier will prepare a fuel reconciliation log (with copies of the aircraft log book as support) on a weekly basis that will reflect the actual fuel used by the Aircraft in the provision of the Services, which Sun Country will use to prepare invoices for fuel reimbursement under Exhibit D to this Agreement, as applicable. Sun Country will also promptly provide a copy of the fuel reconciliation log to Amazon upon request. When an Aircraft enters service for Amazon under this Agreement (e.g., because it replaces or substitutes for another Aircraft, permanently or temporarily), or when an Aircraft leaves Amazon’s service under this Agreement (e.g., because it is replaced, or because it was only temporarily substituting for another Aircraft) either Amazon or Sun Country will reimburse the other for the cost of fuel in accordance with the following provisions of this Section 2.7 but also subject to Section 2.11.1 (Substitute Aircraft), Section 2.11.2 (Spare Aircraft), and Section 2.11.3 (Network Spares). When an Aircraft begins being utilized in the performance of Services under a Carrier Work Order, Amazon will reimburse Sun Country for the cost of fuel on board the Aircraft prior to its first departure flight in the provision of such Services. The per gallon fuel price for the above calculations will be the price per gallon paid at the last refuel of the Aircraft.

2.8. Ground Handling.

2.8.1 Ground Handling Functions Provided by Amazon; Sun Country Provision of Services by Contract with Sun Country Providers. Amazon will be responsible for providing, at its cost, all ground handling and cargo handling functions except as and to the extent provided by a Sun Country Provider under one or more separate Ground Services Work Orders, pursuant to which a Sun Country Provider will be bound by the provisions of this Agreement with respect to such Ground Services Work Orders and Sun Country will remain jointly and severally responsible for the provision of Services notwithstanding the contracting of Services to the Sun Country

Provider. Any such “Ground Services Work Order” will reflect the following: (a) mutually agreed pricing to be assessed on per turn basis; (b) a mutually agreed bonus/penalty structure based on key performance indicators; and (c) reimbursement by Amazon of rent, utilities, taxes, insurance, and other reasonable, documented, out of pocket costs directly incurred by Sun Country in providing the Ground Services (for clarity, such reimbursement will be on a pro rata basis for shared facilities). To the extent ground handling services are provided by Amazon through a subcontractor, the Carriers will enter into an IATA Standard Ground Handling Agreement with such subcontractor and Amazon (as the management company) (“SGHA”).

2.8.2 Personnel Training and Qualifications. Unless ground handling is being provided by a Sun Country Provider under a Ground Services Work Order as described in Section 2.8.1, Amazon will ensure and require that all Personnel performing such ground handling and cargo handling functions are fully trained and qualified, and that all required training and evaluations are current and documented, in accordance with the relevant Carrier’s FAA-approved programs and, further, that all equipment employed in providing such functions is serviceable, as determined in accordance with applicable FAA requirements and the Carrier’s FAA-approved programs. For purposes of this Section 2.8.2, Amazon’s obligation to ensure compliance with applicable FAA requirements and the Carrier’s FAA-approved program will apply only to the extent the Carrier has provided a copy of such FAA-approved program and FAA requirements at least [***] days in advance of Amazon performing any such functions to enable Amazon to timely train and meet such program and requirements. The Carrier will provide a copy of any program (or amendment) for which FAA approval is required at the same time such program (or amendment) is submitted to the FAA and will advise Amazon in writing immediately upon receipt of approval and provide a copy of the final approved program (or amendment) and any conditions attached to such approval.

2.8.3 Delegation of Security Functions. To the extent necessary for Amazon to fulfill its obligations under this Agreement or any Work Order, each Carrier will delegate to Amazon, and Amazon will accept the delegation of, the cargo security inspection functions mandated by the TSA, including as prescribed in the Full All-Cargo Aircraft Operator Standard Security Program and the Carrier’s FAA-approved programs (collectively, “Security Programs”), provided that the Carrier will have provided Amazon with written notice of the delegation and a copy of the Carrier’s Security Programs at least [***] days’ prior to Amazon performing any such functions to enable Amazon to timely train and meet such program and standards. Amazon will prepare and maintain logs of any such inspections in accordance with, and to the extent required by, the Security Program.

2.8.4 Amazon Personnel as Agents of the Carrier. Amazon and its Personnel are authorized to act as agents of the Carriers in connection with the issuance of airbills and other transportation documents, in the acceptance of materials and goods from shippers and in determining their suitability for air transportation and any other reasonably related matters. In such capacity, Amazon and its Personnel will be governed by and will act in compliance with the GOM, Security Programs, and applicable Law. Amazon’s obligation to comply with the GOM and Security Programs (or any amendments to same) will apply only to the extent the Carrier has provided Amazon a copy of such GOM and Security Programs (or amendment, as applicable) at least [***] days prior to Amazon’s obligation to comply to enable Amazon to timely train and meet such program and standards. Amazon and its Personnel will be authorized to act as an agent for each Carrier in determining whether to cause any materials or goods to be transported by the Carrier or to cause such materials or goods to be transported by any other air carrier on an interline or any other basis. Such authorization will include the power to complete and deliver interline manifests, airbills, or other required transportation documents. In such capacity, Amazon Personnel will meet or exceed the legal and regulatory requirements applicable to the Carrier in regard to employee training and qualifications for weight and balance, Hazardous Materials recognition, alcohol and drug testing, employee background checks, and similar matters, in accordance with applicable Laws for employees in safety sensitive positions.

2.8.5 Procedures Under the GOM. To the extent Amazon Personnel are performing the loading (including with respect to Hazardous Materials), weight and balance calculations, ramp operations, and fueling operations required by the FAA to be performed in connection with the ground handling functions, including the requirements under the GOM: (a) the Carrier will be entitled, upon [***] Business Days’ prior written notice to Amazon, to audit such employees, agents, and contractors as necessary to comply with FAA requirements; and (b) Amazon’s Personnel will not become the employees of the Carrier as a consequence thereof, but will be acting as agents for the Carrier when performing such loading, weight and balance, ramp operations, and fueling operations or calculations. Any Personnel not qualified or capable of performing such work will be identified to Amazon by the Carrier within [***] Business Days following any such audit, and if requested to do so by the Carrier, such Personnel will be promptly removed from doing such work.

2.8.6 Training Provided by the Carrier. Each Carrier will, at the request of Amazon upon [***] Business Days’ written notice to such Carrier, provide, or cause to be provided not more than once each quarter during any Contract Year, training classes to qualify Amazon trainers to provide training to Amazon Personnel engaged in, providing security, ground handling, and cargo handling functions in connection with the Services provided by the Carrier, including training in the Carrier’s Security Programs, GOM, such processes as outlined in Sections 2.9.1 and 2.9.3, and other FAA-approved programs (collectively, “Training”). The Training will be held at a mutually agreed location and be provided at no charge to Amazon Personnel, except that if the Training is provided somewhere besides Eagan, Minnesota, Amazon will be responsible for travel expenses of Carrier Personnel that are required to provide the Training in accordance with Amazon’s standard travel policies and Section 2.6.11.

2.9. Cargo.

2.9.1 Third-Party Shippers.

(a) The Carriers will establish and implement an industry standard process that is reasonably acceptable to Amazon to accept cargo (including, Special Cargo as described in Section 2.9.3 and High Value Cargo) from third parties, including Amazon Designated Shippers, tendered by or through Amazon (“Third-Party Shippers”), subject to Sections 2.9.2 and 2.9.3 and applicable Law, within [***] days of the Effective Date, which will include the processes set out in this Section 2.9.1.

(b) Amazon will provide the documentation relating to any Third-Party Shipper that the Carrier is required to collect (and has not previously received) under applicable Law in advance of the shipment and the Carrier will promptly review and advise on any errors or omissions within a reasonable time period in relation to the planned flight, but in any event no more than [***] after submission. The Carriers will: [***].

2.9.2 Tender of Cargo. Cargo will be tendered by Amazon, any Amazon designee, or Third-Party Shippers under the Carrier’s air waybills, prepared, labeled, securely packaged, and ready for transportation by the Aircraft along with the: (a) shipment destination; (b) name and address of the recipient; (c) nature of the cargo; (d) particular marks/numbers used; (e) weight, quantity, volume, and dimensions of cargo; and (f) any special circumstances or handling information, including requirements for Special Cargo under Section 2.9.3 and otherwise in accordance with all applicable Laws.

2.9.3 Transportation of Special Cargo.

(a) Subject to the timeline set forth in Section 2.9.3(b), Amazon and Third-Party Shippers will have the right to tender for transport Special Cargo as defined by IATA, including all dangerous goods eligible for air transport in Classes 1-9, live animals, perishable cargo, wet cargo, and time and temperature sensitive products (“Special Cargo”) if such cargo is properly identified, packed, marked, labeled, placarded, and transported in accordance with applicable IATA and ICAO/FAA dangerous goods regulations, the Carrier’s Operating Authority, and all other applicable Laws. [***].

(b) [***].

(c) [***].

2.9.4 Interline Agreements. The Carriers will enter into an IATA form interline agreement with other certificated air carriers within [***] days of Amazon’s request and will coordinate with Amazon when negotiating the same to ensure such agreements are consistent with the requirements of Amazon’s network. If Sun Country has any objections to entering into such agreement with a particular air carrier based on safety, legal, regulatory or security concerns it will notify Amazon within [***] days of Amazon’s request and the Parties will discuss within [***] Business Days after such notice is given in order to resolve such dispute in good faith and through the application of reasonable commercial efforts.

2.9.5 Refusal to Transport. The Carrier may reasonably refuse to transport any cargo that: (a) cannot be transported in accordance with Sections 2.9.1, 2.9.3, or 2.9.7; or (b) would otherwise reasonably endanger the safety of flight.

2.9.6 USPS Cargo. Amazon has entered into an agreement and may enter into additional agreements (the “USPS Prime Contracts”) with the United States Postal Service (“USPS”) for the air transportation of USPS cargo on flights performed by Carriers under this Agreement. In connection with same, Sun Country has reviewed and agrees that the Sun Country Providers and their respective Personnel will comply, to the extent applicable for the Services being performed by Sun Country, with all of the requirements provided in this Agreement, including those listed in Exhibit G, which requirements may be updated from time to time by Amazon as required by USPS upon written notice to Sun Country.

2.9.7 Aircraft Payload; Limitations. The maximum cargo payload for each flight of the Aircraft will be in accordance with applicable FAA-approved Aircraft limits. The actual cargo payload capable of being carried on the Aircraft will be limited by either the weight or volume depending on which is exhausted first. Operating conditions or applicable FAA requirements may result in an increase or decrease in payload weight or volume limit.

2.9.8 Payload Reports. The Carriers will provide to Amazon: (a) preliminary maximum payload figures for each flight at least [***] hours prior to the scheduled departure time set forth in the Flight Schedule or Charter Confirmation; and (b) final maximum payload figures for each flight at least [***] hours prior to the scheduled departure time set forth in the Flight Schedule or Charter Confirmation. This information will be communicated to Amazon operations via email at the email address provided by Amazon and updated from time to time, and will use the most recent aviation forecasts for the scheduled departure time of the flight.

2.10. Schedule; Modifications.

2.10.1 Flight Schedule. The Parties will mutually agree on the initial flight schedule prior to the Services Commencement Date for the first Incremental Aircraft (as subsequently amended in accordance with Section 2.10.2, the “Flight Schedule”). The Parties agree that the cumulative Block Hours for all Aircraft included in the Flight Schedule will not exceed: (a) [***] in [***]; and (b) [***] in [***].

2.10.2 Amendments to the Flight Schedule. Subject to the Scheduling Constraints, the Flight Schedule may be amended or replaced by Amazon in its sole discretion at any time. Amazon will provide the relevant Carrier with: (a) [***] days’ prior written notice of a proposed amendment to the Flight Schedule that does not require the opening of a new station where Sun Country does not have current flight operations or an increase of greater than [***] in the number of Flight Crews (in the aggregate) assigned to the then current Flight Schedule or two Flight Crews, whichever is greater; (b) [***] days’ prior written notice of a proposed amendment to the Flight Schedule that requires the opening of a new station where Sun Country does not have current flight operation; and (c) [***] days’ prior written notice of a proposed amendment to the Flight Schedule that requires an increase of greater than [***] in the number of Flight Crews (in the aggregate) assigned to the then current Flight Schedule or two Flight Crews, whichever is greater. Such amendments will be incorporated into a revised Flight Schedule beginning [***] days (in the case of clause (a)), [***] days (in the case of clause (b)), or [***] days (in the case of clause (c)) after receipt of such notice from Amazon, as applicable, except that to the extent that the Carrier does not begin operating according to the amended Flight Schedule at that time, Amazon will be credited $[***] for each day of delay on the next Monthly Invoice. Upon Amazon’s request, the Carrier will provide Amazon data and documentation supporting the number of required Flight Crews that must be acceptable to Amazon (such acceptance not to be unreasonably withheld). A Carrier may only reject or request a change to Amazon’s proposed amendments to the Flight Schedule on the basis that such proposed amendments do not comply with Scheduling Constraints, and, simultaneously with any such rejection or request for change, such Carrier must provide a reasonably detailed written justification for such rejection or request for change, including references to the specific language of the Carrier’s Collective Bargaining Agreement and/or the applicable FAA regulations and supporting data and documentation, that must be acceptable to Amazon (such acceptance not to be unreasonably withheld). The applicable Carrier must notify

Amazon if it determines that any Flight Schedule is outside of the above parameters within [***] Business Days of receipt of the Flight Schedule from Amazon, otherwise Carrier will be deemed to have accepted the Flight Schedule and waived any notice or other requirements hereunder. Changes to the Flight Schedule will be documented in sequentially numbered versions signed by Amazon and the Carrier(s). For any substantial Flight Schedule amendments in concurrence with a new network execution plan (estimated to be approximately [***] times annually) Amazon will endeavor to provide Sun Country: (y) a copy of the preliminary flight schedule at least [***] days in advance of the effective date of such flight schedule for the purpose of soliciting Carrier feedback on maintenance bases, block times, crew availability, and other relevant factors; and (z) additional opportunities to review same in the event of any significant changes. In both circumstances, Carriers will provide their feedback as soon as reasonably possible. Notwithstanding the foregoing, the final Flight Schedule (whether amended in concurrence with a network execution plan or otherwise) will be subject to the requirements otherwise provided in this Section 2.10.2. Provided that Amazon does not then have a right to terminate this Agreement or any individual Work Orders based on Sun Country’s Arrival Performance pursuant to Section 4.2.2, if, in the time period that is less than [***] days but more than [***] days in advance of the effective date of a new Flight Schedule, Amazon: (a) [***]; and (b) [***], then Amazon will reimburse Sun Country [***] (“Change Fee”) in accordance with Section 2.6, except that Amazon will not be required to pay Sun Country a Change Fee until [***] in any Contract Year.

2.10.3 Temporary Changes to the Flight Schedule. Amazon may, subject to the Scheduling Constraints, request temporary changes in the departure time, the scheduled air routes, the frequency, Availability Windows, or the destinations or stops outlined in the Flight Schedule without amending the Flight Schedule (such a change without amendment to the Flight Schedule a “Temporary Schedule Change”). Amazon will provide the relevant Carrier with prior written notice of each Temporary Schedule Change (including via email) and the Carrier will implement each Temporary Schedule Change as soon as reasonably practicable and will minimize any additional associated costs. The Carrier will promptly provide Amazon with its estimate of incremental costs that would arise from each proposed Temporary Schedule Change and, if Amazon determines to proceed with such Temporary Schedule Change after receiving such estimate, Amazon will reimburse Sun Country for costs actually incurred by the Carrier arising from a Temporary Schedule Change in accordance with Section 2.6.13 up to the amount of such estimate. For clarity, any change included in the Flight Schedule pursuant to Section 2.10.2 will not be considered a Temporary Schedule Change under this Section 2.10.3 regardless as to the duration of such change.

2.10.4 Unscheduled Stops. The Carriers will make any Unscheduled Stops, subject to: (a) the Flight Operations Requirements; (b) the requirements of the relevant Carrier’s Collective Bargaining Agreement; (c) or applicable Law. Amazon will reimburse Sun Country for any costs actually incurred by such Carrier arising from an Unscheduled Stop in accordance with Section 2.6.14.

2.11. Aircraft Operations.

2.11.1 Substitute Aircraft. The Carriers may substitute for operation of the Flight Schedule any aircraft having the aggregate capacity and other performance characteristics reasonably necessary to handle the payload and timing requirements for such flights (“Substitute Aircraft”), except that: (a) such substitution will not interfere with performance of Services in compliance with this Agreement and the corresponding Carrier Work Order; (b) the Carriers will only provide such a Substitute Aircraft if Amazon approves of the substitution in writing (which will not be unreasonably withheld, delayed, or conditioned); and (c) the Carriers will reimburse Amazon for any landing fees or other costs (including incremental fuel burn, ferry flights and Variable Charges) in excess of those that Amazon would have incurred under Section 2.6 had the flights been operated with the affected Aircraft.

2.11.2 Spare Aircraft. The Carriers may provide and operate one or more spare aircraft having the aggregate capacity and other performance characteristics reasonably necessary to handle the payload, flight schedule, and timing requirements for Carrier’s flights with the Aircraft (“Spare Aircraft”) in substitution for an Aircraft that is unavailable to perform the Services under the Flight Schedule or Charter Confirmation due to a Carrier Delay. In addition, each Carrier may make one or more Spare Aircraft available at Amazon’s request (“Amazon Spare Request”): (a) to perform flights that are not part of the Flight Schedule; or (b) to substitute for an Aircraft that is unavailable due to a reason that is not attributable to a Carrier Delay. Amazon will compensate the relevant Carrier at an agreed upon rate per day, or portion thereof, for the use of a Boeing 737 model Spare Aircraft (by payment to Sun Country) when the Carrier provides a Spare Aircraft at Amazon’s request. In the event that an Aircraft is unavailable due to a Carrier Delay and the Carrier provides a Spare Aircraft, the Carrier will reimburse Amazon for any landing fees, or other costs (including incremental fuel burn, ferry flights and Variable Charges) in excess of those that Amazon would have incurred under Section 2.6 had the flights been operated with the affected Aircraft. In the event that a Spare Aircraft is unavailable to substitute for an Aircraft that is unavailable due to a Carrier Delay, then the resulting cancellation or delay will be factored into the calculation of Arrival Performance for the relevant period, except that such availability will not be taken into account to the extent that a Spare Aircraft is unavailable because it has already been provided to support an Amazon Spare Request. Except for the cost reimbursement and fee described in this Section 2.11.2, a Carrier’s performance of the Services utilizing a Spare Aircraft in accordance with this Section will otherwise be subject to the terms and conditions of this Agreement. For clarity, the Parties acknowledge that Sun Country does not have a Spare Aircraft available as of the Effective Date.

2.11.3 Network Spares. Amazon may, in its sole discretion, designate one or more Aircraft on the Flight Schedule to be available to provide backup or supplementary lift in support of Amazon’s network (each, a “Network Spare”). Amazon may also designate one or more Network Spares as uncrewed Network Spares, in which event the Carrier will ensure that the uncrewed Network Spare is airworthy and available to depart within [***] minutes of Amazon’s request subject only to maintenance windows agreed as part of the Flight Schedule process described in Section 2.10.2 (“Uncrewed Network Spare”). Sun Country, at its sole cost and expense, may use a Network Spare or Uncrewed Network Spare as a Substitute Aircraft or Spare Aircraft except that: (a) such use will not interfere with the performance of Services in compliance with this Agreement; (b) Sun Country will only use a Network Spare or Uncrewed Network Spare as a Substitute Aircraft or Spare Aircraft if an Amazon Leadership Representative provides prior written consent (which may be granted or withheld in Amazon’s sole discretion); (c) Sun Country will reimburse Amazon for any landing fees, or other costs (including incremental fuel burn, ferry flights and Variable Charges) in excess of those that Amazon would have incurred under Section 2.6 had the flights been operated by the affected Aircraft; and (d) Section 2.11.1 (Substitute

Aircraft) and Section 2.11.2 (Spare Aircraft) will otherwise apply to Sun Country’s use of a Network Spare as a Substitute Aircraft or a Spare Aircraft. If: (y) a Network Spare is not available during an Availability Window due to a Carrier Delay (for clarity, not including a situation in which such Network Spare is unavailable because it is being used by a Carrier as a Spare Aircraft to support an Amazon Spare Request); or (z) an Uncrewed Network Spare is unavailable within [***] minutes of Amazon’s request (subject to the availability of Flight Crew, it being agreed that a Flight Crew assigned to an Aircraft being replaced by an Uncrewed Network Spare at the same location will be deemed to be available (subject to flight or duty limits under the applicable FAA regulations or the Carrier’s Collective Bargaining Agreement) and, for clarity, not including a situation in which such Uncrewed Network Spare is unavailable because it is being used by a Carrier as a Spare Aircraft to support an Amazon Spare Request) then, for each day that such Network Spare or Uncrewed Network Spare remains unavailable, Sun Country will pay to Amazon an amount equal to [***] of the Fixed Monthly Charge for the Network Spare or Uncrewed Network Spare.

2.11.4 Intermediate Landings; Flight Disruptions. If a Carrier determines that an intermediate landing is necessary due to Force Majeure, the Carrier will invoice and Amazon will reimburse reasonable and documented additional costs incurred by the Carrier (including added Variable Charges, fuel, landing, maintenance turn costs, aircraft handling costs, and ground handling costs) in accordance with Section 2.6 and Exhibit D of this Agreement. Any additional costs with respect to such Force Majeure intermediate landings or arising from a mechanical problem or technical failure of the Aircraft or any failure to meet the Compliance Requirements (including a diversion of the Aircraft or return of the Aircraft to the origin station) will be for the account of the Carrier, in which case Amazon will pay only the Variable Charges and fuel charges as if the flight had been non-stop and according to the Flight Schedule or, Charter Confirmation so long as the flight is completed within [***] hours of the arrival time set forth in the Flight Schedule or Charter Confirmation, and the Carrier will pay the added fuel charges, landing fees, positioning and repositioning expenses, and other costs associated with such intermediate landing, except that the Carrier will be responsible for all Variable Charges and fuel charges to the extent that the flight is not completed within [***] hours of the arrival time set forth in the Flight Schedule or Charter Confirmation. For clarity, Amazon will not be responsible for any Variable Charges with respect to Aircraft returning to the ramp before take-off caused by act or omission of the relevant Carrier, including mechanical problems or technical failure of the Aircraft or any failure to meet the Compliance Requirements and all other costs such as Aircraft handling charges arising from such circumstances will be borne by the Carrier.

2.12. Charters and Supplemental Flying.

2.12.1 Charters. Either Party may present the other Party with opportunities for ad hoc third-party charter operations that are not part of the Flight Schedule (“Charters”), which Charters will be governed by the Charter SOP.

2.12.2 Supplemental Flying. The Carriers may use the Aircraft for scheduled network flying for existing customers (for clarity, excluding Charters) so long as: (a) such usage does not interfere in any material respect with the Carrier’s performance of the Services; (b) the Carrier is not then in default under this Agreement; and (c) an Amazon Leadership Representative provides prior written consent (which may be granted or withheld in Amazon’s sole discretion)

(“Supplemental Flying”). If a Carrier arranges Supplemental Flying using the Aircraft, then the Carrier will pay Amazon an agreed upon rate per day, or portion thereof, that the Carrier uses a Boeing 737-800 model Aircraft for Supplemental Flying. Except as set forth herein, all revenue from such Supplemental Flying will inure to the benefit of the relevant Carrier. The Carrier is solely responsible for all of its operating costs with respect to or associated with Supplemental Flying. For clarity, the amounts payable to Amazon for Supplemental Flying will not be prorated and will apply regardless as to the portion of the day an Aircraft is used for Supplemental Flying.

2.12.3 Any payments or credits with respect to Charters and Supplemental Flying will be included on the Monthly Invoice and paid in accordance with Exhibit D.

2.13. Force Majeure. The obligations of a Party under any Work Order may be suspended during the period and to the extent that such Party is prevented from complying with such obligations as a direct result of any of the following causes (in each case, only to the extent beyond such Party’s reasonable control): severe weather preventing flight operations, damage or destruction of flight equipment, riots or civil commotions, military emergency, terrorism, war or hazards, or damages incident to a state of war, strikes, lockouts, industrial disturbances, or other labor disputes, but not including Carrier Delays (each, a “Force Majeure”); except that in each case nothing in this Section 2.13 will relieve a Party of any obligation due to an event that was reasonably foreseeable, whose material adverse effects could reasonably have been avoided or that otherwise could have reasonably been prevented by such Party, except that a Party’s obligations will be suspended only to the extent that: (a) as soon as reasonably possible (but in any event within [***] hours of occurrence of the event) such affected Party gives written notice of suspension to the other Party describing the time, date, extent and cause of the Force Majeure, and remediation plan for such suspension with reasonable detail; and (b) as soon as reasonably possible (but in any event within [***] days of occurrence of such event) such affected Party submits adequate evidence of the occurrence of such Force Majeure (which may be in the form of newspaper articles, government notices, insurance reports, sworn statements, and other evidence that objectively documents the severity of the event) that supports the material adverse effect such identified Force Majeure has had on the Party’s ability to fulfill its obligations under this Agreement. If a Force Majeure affects Sun Country’s or a Sun Country Provider’s ability to provide all or part of the Services required under this Agreement, Amazon will have the right, but not the obligation, to arrange for another party to provide such Services until such time as the Force Majeure can be cured and for a reasonable period thereafter; provided that except as otherwise provided for herein, Sun Country or such Sun Country Provider will be reinstated as soon as is reasonable under the circumstances. The daily portion of the Fixed Monthly Charge will not be payable for any day that a Carrier’s obligations are suspended under Force Majeure (other than the day of a Force Majeure event due solely to severe weather preventing flight operations) and the Fixed Monthly Charge will be prorated as applicable for any partial months of such suspension. Any Party whose obligations are suspended under this Agreement will use commercially reasonable efforts to minimize the impact of the suspension and resume the performance of its obligations as soon as reasonably possible. If Sun Country’s or a Sun Country Provider’s obligations are suspended for more than [***] days out of any [***]-day period under this Section 2.13, Amazon may thereafter immediately terminate the affected Work Order(s) by giving notice of such termination to Sun Country without paying any termination fee or other charges.

2.14. Unavailability. In the event that the non-availability of the Aircraft due to a Carrier Delay will result in a delay of [***] hours or more from the scheduled arrival time set forth in the Flight Schedule or Charter Confirmation for a flight at its original point of departure, then the relevant Carrier will promptly notify Amazon of such delay and Amazon will be entitled to determine, in its sole discretion (within [***] hours of being so notified by the Carrier), whether to proceed with the flight as soon as reasonably practicable or to cancel the flight. In either event, Amazon will be entitled to an invoice credit against the Fixed Monthly Charge as follows:

2.14.1 $[***] (to be increased to $[***] on the date of the increase in Section 3.2(a)) if the Aircraft is operated but arrives more than [***] hours but less than [***] hours late at one or more of its scheduled destinations on the Flight Schedule or Charter Confirmation for that day; or

2.14.2 $[***] (to be increased to $[***] on the date of the increase in Section 3.2(b)) if either: (a) the Aircraft is operated but arrives [***] hours or more late at one or more of its scheduled destinations on the Flight Schedule or Charter Confirmation for that day; or (b) Amazon elects to cancel the flight.

Any credit against the Fixed Monthly Charge will apply to each of the inbound and outbound flights of the Aircraft on a given day, to the extent set forth on the Flight Schedule or Charter Confirmation, such that the total credit due to Amazon for a given day will be the sum of the above credit amounts incurred on each of such inbound and outbound flights that day. For clarity, only one credit in the amount set forth above will apply to each inbound and outbound flight even if the Aircraft arrives late at more than one scheduled destination on the Flight Schedule or Charter Confirmation for that day. For purposes of this Section 2.14, “non-availability of the Aircraft” includes the Aircraft being unavailable due to a Carrier Delay and the lateness of the Aircraft will be calculated in the same manner as provided for in Section 4.2 of Exhibit C. This Section 2.14 will not apply to any Short Term/Low Frequency Charter that does not originate in the United States.

2.15. Destruction or Casualty Loss of Aircraft. Notwithstanding anything contrary contained in this Agreement, if an Aircraft is destroyed or otherwise suffers a casualty occurrence that would constitute a total loss or a constructive total loss under the terms of the hull insurance required by Section 9.1.4 of this Agreement with respect to such Aircraft, then the affected Carrier Work Order will terminate with respect to such Aircraft and no Party will have any further obligation or liability to the other with respect to such Aircraft except that Sun Country will use commercially reasonable efforts to coordinate alternate lift arrangements to cover any network capacity lost. For clarity, Amazon will have no obligation to pay any Carriers any fee, charge, compensation, damages, or other amount upon the expiration or termination of such Carrier Work Order, other than preexisting payment obligations then due and owing, and obligations for Services that have already been performed by the Carrier but that have not been billed in accordance with the affected Carrier Work Order and Exhibit D.

2.16. Sustainability; Fuel Conservation. Sun Country, the applicable Sun Country Providers and Amazon agree to pursue fuel conservation and sustainability efforts as follows:

2.16.1 Fuel Optimization. Sun Country and the applicable Sun Country Providers will implement the Fuel Optimization Program throughout the term of this Agreement, except that the Parties will work together to develop reasonable plans and programs to maximize each Carrier’s fuel efficiency and minimize Amazon’s fuel cost in the Carrier’s operations for Amazon under this Agreement, including using OptiFlight in the manner agreed to by the Parties.

2.16.2 Fuel Tankering. Sun Country and the applicable Sun Country Providers will use commercially reasonable efforts to maximize fuel purchases at optimized locations based on the Flight Schedule or Charter Confirmation in order to avoid paying a higher price at down-line locations.

2.16.3 Fuel Burn Optimization – In-flight Operations. Each Carrier will use best efforts to develop, implement, and maintain operating policies that minimize excessive fuel burns while in flight. Without limiting the foregoing, the Carriers will (to the extent in compliance with applicable Law): (a) create and implement a landing fuel policy that will set a specific target for reserve fuel upon arrival at destination and only deviate from that policy for specific enumerated reasons, including weather; (b) create and implement guidance for pilots to minimize flap usage on approach and reverse thrust on landing to the extent consistent with safe operations; (c) adjust the fuel planning methodology to round fuel to units of 100 lbs.; and (d) review specific city pair taxi times to more accurately estimate fuel required for specific city pairs.

2.16.4 Third-Party Audit. By no later than the anniversary of each Contract Year, Sun Country and the Sun Country Providers, at Amazon’s election and at its sole cost and expense, will undergo a third-party audit of the fuel conservation practices described in this Section 2.16 to be performed by a recognized industry auditor that is reasonably acceptable to Sun Country. Amazon will promptly provide Sun Country with a copy of the results of such audit. The Carriers will cooperate with Amazon in implementing procedures that will result in greater overall fuel efficiency, including using all commercially reasonable efforts to implement the recommendations of such audit in accordance with applicable Law.

2.16.5 Sustainability. Each Carrier will use commercially reasonable efforts to minimize carbon emissions and participate in other sustainability efforts as may be requested by Amazon, taking into account the Aircraft, the Flight Schedule, and the Fuel Optimization Program described in this Section 2.16.

2.17. Reports, Audits and Record Retention. Sun Country will provide to Amazon Reports and Electronic Communications in accordance with the requirements set forth in Exhibit C at no additional charge. Sun Country and each Sun Country Provider will keep true and accurate books and records relating to this Agreement and the Services (collectively “Records”) in accordance with generally accepted accounting principles during the term of this Agreement and for a rolling period of [***] years thereafter. At Amazon’s request during the term of this Agreement and for [***] years thereafter, Sun Country and each Sun Country Provider will: (a) enable Amazon and any designee, at its cost and expense, to reasonably conduct a reasonable invoicing, service, and performance audit no more than [***] per calendar year (except during the occurrence of any Event of Default by Sun Country or a Sun Country Provider, in which event Amazon’s audit rights will not be limited) to determine if such Party is meeting its obligations under this Agreement, including providing access to and electronic copies of all relevant Records in a satisfactory mode and format that enables Amazon and its designee to conduct such audit; and (b) permit Amazon and any designee, at its cost and expense, to conduct no more than [***] per calendar year (except during the occurrence of any Event of Default by Sun Country or a Sun Country Provider, in which event Amazon’s audit rights will not be limited) a reasonable on-site inspection of the facilities, processes, systems, and working conditions applicable to the provision of the Services to determine if such Party is in compliance with this Agreement, including, specifically the Compliance Requirements. To the extent that any such amount is not subject to a good faith dispute, Sun Country will reimburse Amazon for the full amount of any overcharge identified in the audit within [***] days from receipt of the audit results. If an audit identifies an overcharge by Sun Country or any Sun Country Provider, in the aggregate, for the period audited in excess of either [***] of the total expenditure under this Agreement for the period audited, Sun Country will also promptly reimburse Amazon for all reasonable and documented out of pocket expenses including the cost associated with the use of third parties to perform such audit.

2.18. Information Technology Systems.

2.18.1 The Carriers will provide Amazon with real-time read-only access to information technology systems relating to the maintenance and operation of the Aircraft with (to the extent available) the following information: (a) graphical flight schedule interface including planned and current flight schedules; (b) crew duty times; (c) ramp status; (d) weight and balance; (e) Maintenance Data; and (f) maximum payload figures.

2.18.2 The Carriers will additionally implement and maintain, at Amazon’s request: (a) a one-way API maintenance pipeline into TRAX for data related to the Aircraft or a similar system as identified by Amazon; and (b) OptiFlight or such other fuel savings software as requested by Amazon, in each case within [***] days of Amazon’s advance written: (y) confirmation of the required workscope; and (z) approval of any one-time implementation and recurring costs to be reimbursed to Sun Country pursuant to Section 2.6.15 (provided that such period will exclude any delays due to factors outside of Sun Country’s reasonable control).

2.18.3 The Carriers will use all commercially reasonable efforts to ensure that the software for all information technology systems required under this Section 2.18 remains current and up to date.

2.19. Designated Point of Contact. The Sun Country Providers will provide one designated senior management point of contact (for clarity, in addition to the availability of the Presidents of each Sun Country Provider and each Carrier’s technical operations team to their Amazon counterparts during normal business hours) on all shifts that: (a) is fully apprised of and responsible for all aspects of the Amazon operation; (b) has immediate access to all relevant information and the ability to make real-time decisions on behalf of the Sun Country Providers; and (c) is available for resolution of any operational matters. At such time as Sun Country is providing Services for [***] or more Aircraft, the aforementioned point of contact will be fully dedicated to Amazon’s operations. The Sun Country Providers will also provide senior management points of contact to whom Amazon may reach out directly for an escalation in each of the following areas: (w) ground handling operations (e.g., set-up, deicing, fueling, lavatory, etc.); (x) scheduling and planning; (y) systems operations; and (z) regulatory compliance.

2.20. Continuous Improvement. Each Carrier will meet with Amazon on a quarterly basis in Seattle to review operations under this Agreement and propose synergies, solutions, and ideas to lower costs and increase operational efficiency. Each Carrier will provide: (a) financial and operational reports in form and substance reasonably acceptable to the Parties; and (b) other information related to the Services that may be reasonably requested by Amazon no less than [***] Business Days in advance of each such meeting.

2.21. Aircraft Maintenance Technician. The Carriers will provide, at Amazon’s request, an appropriately certified and rated aircraft maintenance technician as a flight mechanic on each flight operated by the applicable Carrier for the first [***] days (extended to [***] days if any material service, reliability, or other issues are noted during the initial [***] days) after the entry into service of an Aircraft under this Agreement that is new or freshly converted. Amazon will pay to Carrier a per day rate of $[***] for each day that an aircraft maintenance technician is provided by a Carrier under this Section 2.21.

2.22. IATA BSP; Electronic Data Interchange. The Sun Country Providers will implement Electronic Data Interchange invoicing within [***] days of Amazon’s written request and will implement IATA’s Billing and Settlements Program (BSP) or other similar platform if mutually agreed.

2.23. Maintenance.

2.23.1 Maintenance Coordination. Sun Country will be responsible for all technical aspects of scheduled and unscheduled shop level maintenance including scheduling, management workscope development and technical (engineering) specifications. Such specifications and workscopes will be provided to Amazon for review and approval (such approval not to be unreasonably withheld). Sun Country will also provide a [***]-month forecast for Heavy Maintenance no later than [***] of each Contract Year, including the status of modifications and upgrades, preparations for upcoming maintenance, and spare coverage (including engines) and Amazon and Sun Country will meet monthly (including by video conference) to review and align on same. Additionally, and without limiting the foregoing, project managers from Amazon and Sun Country will attend weekly calls to discuss the maintenance status of the Aircraft, spare engine and APU availability, engines or APUs on watch, and upcoming inspections, waterwashes, and Heavy Maintenance.

2.23.2 Maintenance Providers. All Heavy Maintenance will be performed by an FAA-approved maintenance provider that, to the extent it is the responsibility of Amazon under this Agreement, will be selected and contracted directly by Amazon. All other maintenance will be performed by an FAA-approved maintenance provider to be selected by Sun Country and reasonably acceptable to Amazon (such approval not to be unreasonably withheld).

2.23.3 Engine Washes. The Carriers will conduct engine washes regularly in accordance with manufacturer recommendations or as requested by Amazon subject to Section 2.6.17.

3.	PAYMENT

3.1. Fixed Monthly Charge; Variable Charges. Amazon will pay to Sun Country each month (or portion thereof) the Fixed Monthly Charge specified in the Price Schedule for each Aircraft during the term of each Carrier Work Order (the “Carrier Work Order Term”). In addition, subject to the provisions of any applicable Work Order, Amazon will pay to Sun Country the Variable Charge Per Block Hour for each Block Hour (or portion thereof) flown by an Aircraft during such month and the Variable Charge Per Cycle for each Flight Cycle flown by an Aircraft during such month provided that, with respect to each Network Spare Aircraft, if the Variable Block Hour Charges for the number of Availability Windows in a month are less than the applicable Minimum Availability Window Charge for such number of Availability Windows in the month, Amazon will pay to Sun Country the sum of the applicable Minimum Availability Window Charge and the Variable Cycle Charge instead of the Variable Charges (for clarity, all Variable Block Hour Charges in a month will apply to the Minimum Availability Window Charge for the number of Availability Windows in the month). Amazon will not have any separate payment obligation to any Sun Country Provider with respect to the performance of the Services other than that specified in this Agreement. Neither Sun Country nor any Sun Country Provider is entitled to other fees, costs, accessorials, additional expenses, charges, surcharges, tariffs or other compensation or reimbursement for the Services other than as provided in this Agreement and the relevant Work Order.

3.2. One Time Increases. All pricing components in the Price Schedule (except for the monthly insurance premium, which is a pass-through) will be subject to a total increase of [***] as follows: (a) a one-time increase of [***] effective upon the earlier of: (i) [***]; or (ii) [***] ; and (b) a second one-time increase [***] effective upon the earlier of: (i) [***]; or (ii) [***]. For clarity, the price increases under this Section 3.2 will not be compounded and the incremental amount of each such increase is reflected in the Price Schedule.

3.3. Annual Increases. All pricing components in the Price Schedule [***] will be subject to an annual increase of [***] per Contract Year starting on [***].

3.4. Payment for Cancellation of Flights. Except as otherwise provided in this Agreement, Amazon will pay the Fixed Monthly Charge without adjustment notwithstanding any cancellation of flights prior to such corresponding Work Order’s Expiration Date, except that Amazon will otherwise not be subject to any charges with respect to any cancelled flights.

3.5. Invoices and Payment. The terms of Exhibit D will govern the rights and obligations of the Parties with respect to invoices and payment and all other subject matter addressed therein.

4.	TERM AND TERMINATION

4.1. Term; Renewal Option. The term of this Agreement will begin as of the date of the Original Agreement and, unless earlier terminated in accordance with this Section 4, will continue until the Scheduled Termination Date. Amazon will have the option to renew this Agreement for [***] additional [***]-year terms in its sole discretion, subject to Amazon providing Sun Country with at least [***] days’ prior written notice before the expiration of the then-current term. Either

Party may request to renew this Agreement for a subsequent additional [***]-year renewal term by providing the other Party with written notice no later than [***] days’ prior to the expiration of the then-current term. If the Parties cannot mutually agree on the terms of the renewal within [***] days of a Party’s request for such renewal, then: (a) this Agreement will be extended for an additional term of [***] years as a wind-down period, commencing immediately upon the expiration of the then-current term; and (b) the then-current pricing will continue to apply during the period of such extension.

4.2. Amazon Terminations.

4.2.1 Amazon may terminate this Agreement for convenience at any time by providing Sun Country with [***] days’ prior written notice, except that Amazon may not provide notice of its intent to terminate this Agreement during the first [***] months after the Effective Date. In the event that Amazon terminates this Agreement for convenience, Amazon will pay Sun Country a termination fee of $[***] million per Aircraft that is then subject to a Carrier Work Order and additionally pay $[***] per Aircraft for any Carrier Work Order terminated in the preceding [***] months (the “Amazon Termination Fee”).

4.2.2 Amazon may terminate this Agreement or any individual Work Orders at any time that the Carriers fail to maintain a collective Arrival Performance that meets or exceeds the Target Arrival Performance in either: (a) each of any [***] consecutive months; or (b) each of any [***] months (whether or not consecutive) within any trailing [***]-month period. Any election under this Section 4.2.2 shall not require payment of an Amazon Termination Fee and such election shall be made no later than [***] days following the last occurrence of such event. The sole and exclusive remedy in respect of the foregoing circumstances shall be termination pursuant to this Section 4.2.2.

4.3. Payment of Amazon Termination Fee. In the event of an Amazon termination for convenience pursuant to Section 4.2, Amazon will pay to Sun Country the Amazon Termination Fee on or before the date of termination of this Agreement, in addition to any other amounts due under this Agreement to Sun Country as of the date of termination (whether or not such amounts are yet invoiced or payable), and Amazon will have no further obligations or liabilities to Sun Country under this Agreement following such termination. The Amazon Termination Fee will be deemed liquidated damages and not a penalty. For clarity, any amounts due under this Agreement to Amazon as of the date of termination (whether or not such amounts are yet invoiced or payable) will remain due. The Amazon Termination Fee applies only in the case of the termination of this Agreement, and not the termination of one or more Work Orders, however, in the event that Amazon terminates enough Carrier Work Orders for convenience pursuant to Section 4.7 such that there are fewer than [***] active Carrier Work Orders, Sun Country may deem this an Amazon termination for convenience by providing written notice to Amazon within [***] days of Sun Country’s receipt of Amazon’s most recent termination notice. If Sun Country provides such notice, this Agreement will terminate on the [***] day after Amazon’s receipt of such notice and Amazon will pay the applicable Amazon Termination Fee on or before such termination date. For clarity, the reduction in the number of any Carrier Work Orders due to Force Majeure or the total or constructive total loss of an Aircraft as described in Section 2.15 will not trigger Sun Country’s right to deem such reduction an Amazon termination for convenience under this Section 4.3.

4.4. Sun Country Termination for Convenience.

4.4.1 Sun Country may terminate this Agreement for its convenience at any time by providing Amazon with [***] months’ prior written notice, except that Sun Country may not provide notice of its intent to terminate this Agreement during the first [***] months after the Effective Date. At any point within the [***] day period following any such notice by Sun Country, Amazon may request, and Sun Country will provide, up to an additional [***] months of Services to support the transition of Aircraft to another carrier.

4.4.2 In the event that Sun Country terminates this Agreement for convenience, Sun Country will pay Amazon a termination fee of $[***] per Aircraft that is then subject to a Carrier Work Order. The termination fee will be paid on or before the date of termination of this Agreement (as same may be extended by Amazon pursuant to Section 4.4.1), in addition to any other amounts due under this Agreement to Amazon as of the date of termination (whether or not such amounts are yet invoiced or payable), and neither Party will have any further obligations or liabilities to the other Party under this Agreement following such termination except as provided in Section 4.10. For clarity, any amounts due under this Agreement to Sun Country as of the date of termination (whether or not such amounts are yet invoiced or payable) will remain due. Following any termination under Section 4.2 or 4.4 and payment of any related termination fees (if any), neither Party will have any further obligation under this Agreement save for such obligations which arose prior to termination and those which expressly survive termination of this Agreement.

4.5. Events of Default; Remedies. The occurrence of any of the following events or conditions will constitute an event of default (each an “Event of Default”):

4.5.1 Sun Country or any Sun Country Provider materially violates any of the Compliance Requirements, Insurance Requirements, or any Carrier fails to maintain its Operating Authority;

4.5.2 Any Carrier operates an aircraft (for clarity, whether or not such aircraft is an Aircraft in connection with the Carrier’s performance of the Services), involved in: (a) [***] or more “aircraft accidents” involving a “serious injury” or “substantial damage” to the aircraft in a rolling 12-month period; or (b) an “aircraft accident” involving a “fatal injury;” in either case for which the affected Carrier was determined to be at fault (including, for clarity, in a preliminary report) by the NTSB or an equivalent aviation authority having jurisdiction over the matter (all terms in quotations in this Section 4.5.2 are as defined by the NTSB in 49 C.F.R. Part 830);

4.5.3 Sun Country or any Sun Country Provider is assessed or is subject to, by a FAA: (a) a single civil penalty or aggregate civil penalties in any 12-month period, including a compromise civil penalties, that exceed $[***] pursuant to a final agency order; or (b) enforcement action that results in the revocation or suspension of a Carrier’s Operating Authority (or the authority of such Sun Country Provider to provide the Services);

4.5.4 A Party’s material breach or failure to observe or perform in any other material respect, as applicable, any representation, warranty, covenant, or agreement hereunder that has occurred and is continuing for [***] days after receipt of written notice from the non-breaching Party identifying such material breach and notice of the intent to terminate if such material breach is not cured; provided that such period will be extended to [***] days to the extent that: (a) the breach is capable of remedy (as determined by the non-breaching Party in its reasonable sole discretion); (b) the breaching Party is diligently pursuing such remedy; and (c) and there is no actual or reasonably likely material adverse effect on the breaching Party’s provision of the Services;

4.5.5 If: (a) a Party commences a voluntary case under Title 11 of the United States Code or the corresponding provisions of any successor Laws; (b) anyone commences an involuntary case against a Party under Title 11 of the United States Code or the corresponding provisions of any successor Laws and either (i) the case is not dismissed by midnight at the end of the [***]th day after commencement or (ii) the court before which the case is pending issues an order for relief or similar order approving the case; (c) a court of competent jurisdiction appoints, or a Party makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in Title 11 of the United States Code or the corresponding provisions of any successor Laws) for its company or all or substantially all of its assets; or (d) a Party fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so; or

4.5.6 Upon the occurrence and continuance (as applicable) of any Sun Country Event of Default, Amazon may elect, in its sole discretion within [***] days of the later of the initial occurrence of the event or the date that Amazon first becomes aware of the event, to terminate this Agreement in its entirety, to terminate any or all affected Work Orders, or to terminate all Work Orders with the affected Sun Country Provider immediately upon giving written notice of such Event of Default to Sun Country. In the event that a Party terminates this Agreement or any affected Work Order due to an Event of Default by the other Party, it will be entitled, without prejudice, to any other remedy which it may have at law or in equity, and to terminate this Agreement by giving notice of such termination to the other Party [***]. In connection with an early termination of this Agreement or any Aircraft Lease/Sublease, the applicable Carrier will return the Aircraft to Amazon in “as is-where is” condition if the Aircraft was maintained at the time of such return in accordance with the terms and conditions of the applicable Aircraft Lease/Sublease. Under no circumstance will the financial or indemnification obligations of either Party under this Agreement be altered or increased as a result of the occurrence of an Event of Default under any Aircraft Sublease, and pursuant to Section 13.13 of this Agreement, certain of the remedial provisions of the Aircraft Subleases will not apply.

4.6. No Termination or Other Payment on Expiration. Except as set forth in this Section 4, no Party be entitled to any termination payment, severance payment, penalty, damages, loss of goodwill, prospective profits, anticipated income, or other compensation in any form or manner (including on account of any expenditures, investments, leases, or commitments made by such Party) based upon the expiration of this Agreement at the end of its term.

4.7. Work Orders. A Work Order will be effective upon the Work Order Effective Date and will terminate on the earliest of: (a) [***] days after Amazon provides written notice of termination for convenience; (b) immediately if a Party is in material breach of the Work Order (or Agreement terms applicable to the Work Order) and fails to cure such breach in accordance with Section 4.5 of this Agreement (including the expiration of any applicable cure period);

(c) immediately upon the expiration or prior termination of this Agreement; or (d) on the Expiration Date of the Work Order. The “Expiration Date” of all Work Orders that are not Carrier Work Orders will be as stated in the relevant Work Order. Each Carrier Work Order will have an Expiration Date that is coterminous with the Term of this Agreement. With respect to any termination of a Carrier Work Order for convenience by Amazon under subsection (a) above: [***]. Amazon will not be subject to any penalty, or otherwise be responsible for any reimbursement of costs or expenses (except, for clarity, amounts due and payable prior to the termination date), in connection with the termination of a Work Order as contemplated by this Section 4.7.

4.8. Leases/Subleases. The term of each Aircraft Lease/Sublease will be coterminous with the term of the corresponding Carrier Work Order.

4.9. Post-Expiration Agreement. Amazon and Sun Country will, at Amazon’s sole option and upon its prior written request, make all commercially reasonable efforts to enter into an interim agreement in anticipation of the expiration of this Agreement for Sun Country to assist Amazon in the transition from this Agreement (“Post-Expiration Agreement”). The Post-Expiration Agreement will: (a) become effective upon the expiration of this Agreement and thereafter remain in effect for a term of up to [***] as mutually agreed between Amazon and Sun Country; and (b) be designed to facilitate an orderly transition of the Aircraft to a Third-Party Carrier.

4.10. Survival. No termination or expiration of this Agreement or any Work Order for any reason will relieve any Party of any liability or obligation to the extent accrued prior to such termination or expiration. The following provisions will survive termination or expiration of this Agreement under any circumstance: Reports, Audits and Record Retention (Section 2.17), Term and Termination (this Section 4), Representations and Warranties; Covenants (Section 5), Confidentiality and Proprietary Rights (Section 6), Defense/Indemnity (Section 7), Loss or Damage to Goods (Section 8), Insurance (Section 9), Taxes (Section 11), General (Section 13).

5.	REPRESENTATIONS AND WARRANTIES; COVENANTS

Each Party represents, warrants and covenants to the other Parties, as applicable:

5.1. Authority. Each Party has all right, power and authority to enter into this Agreement and perform its obligations under this Agreement. Each Party’s entry into and performance of its obligations under this Agreement will not (with or without the passage of time or giving of notice or both) violate any governing document (including articles of organization, certificate of incorporation or bylaws as applicable), any third-party agreement (including any Compliance Requirement or Insurance Requirement) or arrangement or any Law, in each case by which such Party is bound or to which such Party or its assets is subject.

5.2. Organization; Binding Agreement. Each Party is a corporation duly organized, validly existing and in good standing under the Laws of the state in which it is incorporated. This Agreement constitutes a legally valid and binding agreement of the Parties, enforceable against each Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity. Each Party will comply and will require their Personnel to comply in all respects with all Laws in connection with its performance under this Agreement. Sun Country will notify Amazon in writing as promptly as practicable of the existence of any strike, lockout, job action, industrial disturbance, service disruption or other labor dispute that could reasonably be expected to impair its or a Sun Country Provider’s ability to perform the Services.

5.3. Service Representations. Sun Country, each Sun Country Provider, and their respective Personnel, as applicable, will: (a) perform the Services in a competent and workmanlike manner in accordance with the level of professional care customarily observed by highly skilled professionals rendering similar services; (b) comply with the Performance Standards; (c) promptly upon receipt of or having actual knowledge notify Amazon of any accident, incident, or event that impairs the safety of or delays delivery of shipments, and will use reasonable care and due diligence in the protection of the goods or shipments in their possession and control; and (d) at all times have sufficient equipment, Personnel and resources available to fulfill its obligations under each Work Order then in effect (and, in any case in which such Sun Country Provider believes, in its reasonable business judgment, that it does not have sufficient equipment, Personnel and resources available to handle all Amazon capacity requirements, such Sun Country Provider will promptly notify Amazon in writing).

5.4. Proprietary Rights. The Services performed by or on behalf of Sun Country or a Sun Country Provider and any reports, information, data, or other materials provided by or on behalf of Sun Country or a Sun Country Provider (including Amazon’s exercise of its rights under this Agreement with respect to such Services and other materials) will not violate, misappropriate or infringe upon Amazon’s or any third party’s trademarks, trade secrets, confidentiality rights, copyrights, patents, or any other intellectual property or proprietary rights in any jurisdiction (collectively, “Proprietary Rights”).

5.5. Compliance. Sun Country, each Sun Country Provider, and their respective Personnel will: (a) comply with all applicable Laws in carrying out the Services; (b) hold and comply with all required licenses, permits and approvals; (c) acknowledge that Amazon’s Code of Business Conduct and Ethics, which is posted on the Amazon Investor Relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=97664&p=irol-govConduct on the Effective Date, prohibits the paying of bribes to anyone for any reason, whether in dealings with governments or the private sector, and contains principles that are similar to Sun Country’s own Code of Conduct and Ethics (last adopted by its board of directors on March 5, 2021) and, further that Sun Country, each Sun Country Provider, and their respective Personnel will be in compliance with Sun Country’s Code of Ethics and Business Conduct; and (d) comply with any social compliance and safety requirements made available by Amazon to Sun Country and such Sun Country Providers and Amazon’s Supplier Code of Conduct and Supply Chain Standards, which is posted at https://sustainability.aboutamazon.com/amazon_supply_chain_standards_english.pdf on the Effective Date (the requirements described in Section 5.10 and in this Section 5.5 (as same may be updated from time to time, the “Compliance Requirements”)). Sun Country and the Sun Country Providers will maintain true, accurate and complete books and Records concerning any payments made to another party by Sun Country or a Sun Country Provider under this Agreement, including on behalf of Amazon.

5.6. Common Carrier. Each Carrier is a Common Carrier.

5.7. Filings. Where required by applicable Law, Sun Country and each Sun Country Provider will ensure that all rates and terms and conditions that are the subject of this Agreement are filed with the appropriate Governmental Entity, if any, and, unless such shorter period is required by applicable Law, Sun Country or such Sun Country Provider will provide Amazon at least [***] Business Days’ notice in advance of any such filing.

5.8. No Liens. Neither Sun Country nor any Sun Country Provider will hold, and to the fullest extent allowed by applicable Law, Sun Country and each Sun Country Provider hereby waive all rights to, any lien or encumbrance upon any Amazon shipments, property or assets, including any packages, parcels or other cargo or transportation units tendered to a Carrier or any documents relating thereto, in each case on behalf of itself and any third-party landlord, contractor or other business relation engaged by Sun Country or such Sun Country Provider; except any lien or encumbrance not allowed to be waived by applicable Law will not be asserted.

5.9. Flight Operations. Each Carrier will: (a) hold and operate under a FAA air carrier certificate and operations specifications issued under 14 C.F.R. Part 119 authorizing it to engage in operations under 14 C.F.R. Parts 121 or 135 and corresponding DOT certificate of public convenience and necessity (or equivalent exemption authority) authorizing such Carrier to conduct the air transportation services contemplated under this Agreement (collectively, “Operating Authority”); (b) only perform the Services using Aircraft covered by the Operating Authority; (c) at its sole expense (subject to any requirements set forth in the applicable Carrier Work Order for reimbursements to Sun Country), perform or cause to be performed all ongoing maintenance, inspections, repairs, modifications, preventive maintenance, fueling, installations, and overhaul work for the Aircraft in accordance with the Operating Authority, such Carrier’s FAA-approved maintenance and inspection program and other applicable Laws; (d) ensure that the Aircraft comply with all applicable airworthiness directives, mandatory service bulletins, alert bulletins, manufacturers’ releases and insurer’s requirements concerning the Aircraft; (e) at all times be the operator of the Aircraft and have complete, uninterrupted, effective and sustainable operational control of the Aircraft in accordance with the Operating Authority and other applicable Laws; (f) have possession, command and control of the Aircraft within the meaning of applicable Laws; (g) ensure that the pilot-in-command of the Aircraft will have absolute discretion in all matters concerning the preparation of the Aircraft for flight, including the load carried and its distribution, the decision whether or not a particular flight will be undertaken, the route to be flown and all matters relating to the operation of the Aircraft; (h) ensure that Flight Crew will have final and complete authority to cancel any flight for any reason or condition which in its judgment could compromise the safety or security of the flight or compliance with applicable Laws and may take any other action which in the judgment of the pilot-in-command is necessitated by consideration of safety, security compliance with applicable Laws; (i) be solely responsible for determining that containers and pallets and related equipment (including nets, tie downs and tensioning equipment) are suitable for air transportation in accordance with applicable Laws; and (j) not provide the Services at, to or from any origin or destination locations located outside of the geographic area of [***], subject to the limitations of the Operating Authority, as same may be updated from time to time (however this subsection (j) will not limit lawful emergency landings or overflight of non-U.S. jurisdictions by any Carrier in the performance of its Services under this Agreement) or that would otherwise interfere with Sun Country’s operational control under Section 5.9(e) or cause Sun Country to violate applicable Law (collectively, the “Flight Operations Requirements”).

5.10. Trade Restrictions. Sun Country and each Sun Country Provider represent and warrant that: (a) neither they nor their financial institution(s) are subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including the lists maintained by the United Nations Security Council, the U.S. Government (e.g., the U.S. Department of Treasury’s Specially Designated Nationals List and Foreign Sanctions Evaders List and the U.S. Department of Commerce’s Entity List), the European Union or its member states, or other applicable Governmental Entity; and (b) they will not directly or indirectly export, re-export, transmit, or cause to be exported, re-exported or transmitted, any commodities, software or technology to any country, individual, corporation, organization, or entity to which such export, re-export, or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, U.S. Departments of State, Treasury or Commerce, the European Union, or any other applicable Governmental Entity.

6.	CONFIDENTIALITY; PROPRIETARY RIGHTS

6.1. Confidentiality. The Parties will comply with the terms of any nondisclosure agreement between Sun Country and Amazon, as may be amended, superseded or otherwise modified from time to time (“NDA”). In the case of any Third-Party Carrier, Sun Country will procure from such Third-Party Carrier an executed nondisclosure agreement using Amazon’s form. The existence of this Agreement, its terms and conditions, and any other information obtained from Amazon in connection with this Agreement or related to the Services that is identified as confidential or proprietary or that, given the nature of such information or the manner of its disclosure, reasonably should be considered confidential or proprietary (including information relating to the contents and recipients of packages, parcels and other cargo or transportation units, Amazon’s technology, customers, business plans, marketing activities, and finances) will be confidential information subject to the NDA. If no such agreement exists or if it has subsequently terminated or expired, Sun Country, each Sun Country Provider, and their respective Personnel: (a) will protect and keep confidential the existence of this Agreement, its terms and conditions and any other information obtained from Amazon in connection with this Agreement or related to the Services that is identified as confidential or proprietary or that, given the nature of such information or the manner of its disclosure, reasonably should be considered confidential or proprietary (including all information relating to Amazon’s technology, customers, business plans, marketing activities, and finances); (b) will use such information only for the purpose(s) for which it was originally disclosed and in any case only for the purpose of fulfilling its obligations under this Agreement; and (c) will return all such written information to Amazon promptly upon the termination of this Agreement by expiration or otherwise. All such information will remain the exclusive property of Amazon, and Sun Country and the applicable Sun Country Providers will not have any right to use such information except as expressly provided in this Agreement and the NDA. Notwithstanding the foregoing, in the event that Sun Country determines that it is required by applicable Law to file this Agreement with the U.S. Securities and Exchange Commission, it will promptly notify Amazon of such determination in writing and the Parties will reasonably cooperate in seeking confidential treatment of this Agreement to the maximum extent permitted by such applicable Law and Sun Country will be entitled to file such agreed version of this Agreement with the U.S. Securities and Exchange Commission. For clarity, Sun Country and the Sun Country Providers acknowledge and agree that this Section 6.1 strictly prohibits Sun Country Personnel from engaging in any speculative discussion relating to Amazon’s technology, customers, business plans, marketing activities, or finances at industry conferences or similar public events without the prior written authorization of an Amazon Leadership Representative (to be granted or withheld in Amazon’s sole discretion).

6.2. Publicity Restriction. Neither Party will use any trade name, trademark, service mark, logo or commercial symbol, or any other Proprietary Rights of the other Party in any manner (including use in any client list, press release, advertisement or other promotional material) without prior written authorization of same by the other Party (to be granted or withheld in such Party’s sole discretion), including, for clarity, such authorization with respect to the Party’s reasonable use to fulfill investor communications responsibilities as a publicly traded company in accordance with applicable Law.

6.3. Work Product Ownership. If Sun Country or a Sun Country Provider delivers or is required to deliver to Amazon any work product in connection with the Services, Amazon owns, or upon assignment by the creator will own, all right, title and interest (including, all copyrights and any other intellectual property rights) in such work product. The work product has been specially ordered and commissioned by Amazon as “work made for hire” for copyright purposes; or, to the extent such deliverable does not so qualify, Sun Country or such Sun Country Provider (as applicable) hereby assigns to Amazon, its successors and assigns, all right, title and interest in and to the work product.

6.4. Personal Information. Neither Sun Country nor any Sun Country Provider will use any personally identifiable information it receives concerning Amazon customers, suppliers, or Personnel, including names, addresses, e-mail addresses, and telephone numbers (collectively “Personal Information”), except solely for purposes of providing Services under this Agreement. Neither Sun Country nor any Sun Country Provider will transfer, rent, barter, trade, disclose, or sell such information, and none of them will develop lists of or aggregate such information. To the extent permitted by Law, Sun Country and each Sun Country Provider will delete all instances (including backups and other copies) of Personal Information associated with each shipment within [***] days after completing the shipment. If Sun Country or a Sun Country Provider is required by Law to maintain records more than [***] days after shipment, Sun Country or such Sun Country Provider will delete the Personal Information as soon as it is permitted. Before disposing of any hardware, media or software (including any sale or transfer of such material or any disposition of Sun Country’s or such Sun Country Provider’s business) that contains or previously contained Personal Information, Sun Country or such Sun Country Provider will perform a complete forensic destruction of the Personal Information (which may include a physical destruction, preferably incineration, or secure data wipe) such that no such information can be recovered or retrieved.

7.	DEFENSE/INDEMNITY

7.1. To the fullest extent permitted by applicable Law, Sun Country, jointly with each Sun Country Provider, and each Sun Country Provider, jointly with Sun Country but severally among other Sun Country Providers with respect to Services performed by such other Sun Country Providers, hereby releases and will indemnify, defend and hold harmless Amazon, each of its Affiliates, and their respective directors, officers, Personnel, shareholders, successors, and assigns of the foregoing (the “Amazon Indemnified Parties”), from and against any loss, claim, damage, suit, judgment, settlement, cost, expense, interest, fees, fines, penalties, government investigation or inquiry, remediation, and mitigation efforts regardless of whether required by Law and any other liability and costs and expenses relating thereto (including reasonable attorneys’ fees, expert fees and court costs) arising out of, in connection with, or related to any third-party allegation or claim (collectively, “Claims”) based on or relating to: (a) the death of or injury to any Person whomsoever, including Personnel of the Amazon Indemnified Parties or the Sun Country Indemnified Parties, loss of, damage to, delay or destruction of any goods or property whatsoever, including cargo, the Aircraft and any property of the Sun Country Indemnified Parties or the Amazon Indemnified Parties or third parties, in any case caused by, arising out of or in connection with an act or omission by Sun Country, a Sun Country Provider, or any of their respective Affiliates or Personnel in connection with the performance of the Services or its possession, use, operation or maintenance of the Aircraft, including any equipment, machinery, spare engines and spare parts utilized to provide such Services including indemnification claim arising under Section 10 of any Aircraft Sublease (provided that to the extent an operational indemnity arises hereunder and would be covered by Section 10 of an Aircraft Sublease, the limitations for such indemnity set forth in Section 10 of the Aircraft Sublease will apply); (b) Sun Country or any Sun Country Provider’s breach of any term of this Agreement, including any penalties, fines, or other costs associated with any government investigation relating thereto; (c) any infringement or misappropriation of any Proprietary Right; (d) any theft, embezzlement, forgery, fraud or other criminal act of Sun Country or its Affiliates or any of their respective Personnel; or (e) any allegation or claim of gross negligence, willful misconduct or strict liability by or of Sun Country or a Sun Country Provider arising from an act or omission by Sun Country, a Sun Country Provider, or any of the respective Personnel of the foregoing. However, the foregoing indemnification obligation does not apply to an Amazon Indemnified Party to the extent such Claim: (i) results solely from the gross negligence or willful misconduct of such Amazon Indemnified Party; or (ii) is governed by Section 8 of this Agreement, in which case Section 8 will control with respect to the Claim.

7.2. Sun Country’s and each Sun Country Provider’s duty to defend is independent of its duty to indemnify. Sun Country’s and each Sun Country Provider’s obligations under this Section 7 are independent of all of its other obligations under this Agreement. Sun Country and the applicable Sun Country Provider will use counsel reasonably satisfactory to Amazon to defend each Claim, and Amazon will reasonably cooperate (at Sun Country’s or Sun Country Provider’s expense, as the case may be) in the defense. Neither Sun Country nor any Sun Country Provider will consent to the entry of any judgment or enter into any settlement without Amazon’s prior written consent, which may not be unreasonably withheld, delayed, or conditioned. Subject to the foregoing, Amazon will have the additional right to participate at any time and at its own expense in any indemnification action or related settlement negotiations using counsel of its own choice. The Parties agree that this Section 7 does not apply to claims for loss or damage under Section 8.

7.3. To the fullest extent permitted by applicable Law, Amazon will indemnify and hold Sun Country, each Sun Country Provider (with respect to Services performed by such Sun Country Provider), each of their respective Affiliates, and the respective directors, officers, Personnel, successors, and assigns of the foregoing (collectively, the “Sun Country Indemnified Parties”), harmless from any Claim based on or relating to: (a) the death of or injury to any Person whomsoever, including Personnel of the Amazon Indemnified Parties or the Sun Country Indemnified Parties, loss of, damage to, delay or destruction of any goods or property whatsoever, including cargo, the Aircraft and any property of the Sun Country Indemnified Parties or the Amazon Indemnified Parties or third parties, in any case caused by, arising out of or in connection with an act or omission by Amazon, or any of its Affiliates or Personnel in connection with the performance with ground handling functions performed by Amazon pursuant to Section 2.8.1; or (b) cargo tendered directly by Amazon for transportation under this Agreement; (c) Amazon’s breach of any term of this Agreement, including any penalties, fines, or other costs associated with any government investigation relating thereto; (d) any infringement or misappropriation of any Proprietary Right; (e) any theft, embezzlement, forgery, fraud or other criminal act of Amazon; or (f) any allegation or claim of gross negligence, willful misconduct or strict liability by or of Amazon arising from an act or omission by Amazon or its Personnel of the foregoing. However, the foregoing indemnification obligation does not apply to a Sun Country Indemnified Party to the extent such Claim results: (y) solely from the gross negligence or willful misconduct of such Sun Country Indemnified Party; or (z) with respect to clause (b) from a violation of applicable Law with respect to such cargo by such Sun Country Indemnified Party. For any Claim under this Section 7 that may be covered under the applicable SGHA, the Carrier must first pursue all rights and remedies available under such SGHA.

7.4. Amazon’s duty to defend is independent of its duty to indemnify. Amazon’s obligations under this Section 7 are independent of all of its other obligations under this Agreement. Amazon will use counsel reasonably satisfactory to Sun Country to defend each Claim, and Sun Country and any applicable Sun Country Indemnified Party will reasonably cooperate (at Amazon’s expense) in the defense. Amazon will not consent to the entry of any judgment or enter into any settlement without Sun Country’s prior written consent, which may not be unreasonably withheld, delayed, or conditioned. Subject to the foregoing, the applicable Sun Country Indemnified Party will have the additional right to participate at any time and at its own expense in any indemnification action or related settlement negotiations using counsel of its own choice. The Parties agree that this Section 7 does not apply to claims for loss or damage under Section 8.

8.	LOSS OR DAMAGE TO GOODS

8.1. Liability Limit. Neither Sun Country nor any Sun Country Provider will be liable for any loss, theft or damage to goods for any action: (a) unrelated to Sun Country’s performance of the Services, (b) arising solely as a result of Force Majeure, (c) that is reasonable wear and tear or (d) relating solely to ground equipment or functions that Amazon is performing under Section 2.8 (to the extent not provided by a Sun Country Provider under a Ground Services Work Order) (“Excluded Claims”). To the extent that there is any loss, theft or damage to goods for any action unrelated to Excluded Claims, Sun Country and the applicable Sun Country Provider’s liability will be limited to $[***] per package (subject to a limitation of $[***] million per shipment), except (i) to the extent such loss or damage is directly attributable to the gross negligence or misconduct of Sun Country, any Sun Country Providers, or their respective Personnel or (ii) as such amounts may be increased pursuant to Section 8.2. For purposes of this Section 8.1, a “shipment” refers to all of the packages to be transported together on any given flight. For all purposes hereunder, a “package” refers to an individual sellable unit, which may be shipped by a Carrier as part of a larger transportation unit containing multiple packages.

8.2. Additional Coverage. The Carriers will have an industry standard policy regarding transportation of high value cargo or cargo that is otherwise subject to excess coverage (“High Value Cargo”). With respect to any shipment(s) or class(es) of shipments containing such cargo, Amazon, Sun Country, and each Sun Country Provider (all acting in good faith), with the concurrence of Sun Country’s or the Sun Country Provider’s insurers (as applicable), may reasonably agree on a special compensation to be paid by Amazon to increase the liability of the Sun Country or the Sun Country Provider in excess of the amount per package specified above in case of any loss, theft or damage to goods, effective upon mutual written agreement of authorized representatives of the Parties (including via email) indicating the shipment(s) or class(es) covered, the increased limit of Sun Country’s or the Sun Country Provider’s liability and the special compensation payable.

8.3. Claims. Subject to the limitations in Section 8.1, each Sun Country Provider will be responsible for all loss or damage to packages while in the possession, care, or control of such Sun Country Provider and all of their respective Personnel and will pay claims at Amazon’s actual cost, including replacement cost of goods and direct costs associated with packaging, handling and shipping. Claims for lost or damaged packages may be based upon Amazon’s manifest and any other materially relevant information, may be initiated electronically (including via e-mail), and may be filed at any time within [***] days after the item was tendered to such Sun Country Provider. The Sun Country Provider will acknowledge claims within [***] days of receipt and will process all claims to conclusion and pay Amazon or credit its account, to the extent applicable, within [***] days of receipt.

8.4. Cooperation. Sun Country and each Sun Country Provider agrees to cooperate as reasonably requested at their respective expense with Amazon loss prevention and investigative personnel in the conduct of investigations and preparation of reports related to loss, damage, fraud, shrinkage, mis-delivery, theft and other matters of mutual concern.

9.	INSURANCE

9.1. Sun Country Provider Insurance Coverage. Throughout the Term, and as otherwise required herein, Sun Country and each Sun Country Provider, as applicable, will carry at its expense:

9.1.1 Aviation Liability insurance as of the Effective Date and continuing for a period of [***] following the end of the Term or, if earlier, until the next major aircraft maintenance check, including commercial general liability insurance, third-party legal liability including passenger liability, third-party war and allied perils, property damage liability, premises liability, products and completed operations liability with respect to any maintenance, and contractual liability (which, without limitation, will specifically insure the indemnity of Carrier in Section 7 hereof subject to the terms and conditions of such policy), and provide breach of warranty clause, severability of interest clause and a waiver of subrogation in favor of the Additional Insureds, and evidence worldwide policy territory, if applicable, subject to any exclusions then standard in the commercial aviation insurance market, with limits of not less than $[***] billion combined single limit for bodily injury and property damage each occurrence (and $[***] million per occurrence and in the aggregate with respect to war and allied perils);

9.1.2 Business Automobile liability insurance as required by Law in all jurisdictions where Sun Country or a Sun Country Provider performs Services for Amazon with a combined single limit of not less than $[***] million per occurrence;

9.1.3 Workers’ Compensation insurance in all jurisdictions where Sun Country or a Sun Country Provider performs Services for Amazon, and Employer’s Liability insurance with a limit of not less than $[***] million per occurrence, both with a waiver of subrogation in favor of the Additional Insureds;

9.1.4 Aircraft Hull and Hull War insurance that, on or prior to the Services Commencement Date, each Carrier will maintain (or cause to be maintained) in full force and effect, on terms substantially similar to and no less favorable than insurance carried by the Carrier on similar aircraft in its fleet, all risk-ground and flight aircraft hull insurance covering the Aircraft including coverage of the engines and parts while temporarily removed from or not installed on the Aircraft and not replaced with similar components in amounts denominated and payable in United States Dollars not less than, in respect of the Aircraft, the Agreed Value, and with respect to any engines or parts while removed from the Aircraft on a replacement value basis. The Carrier will maintain such insurance covering any loss or damage arising from: (a) war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power, or attempts at usurpation of power; (b) strikes, riots, civil commotions, or labor disturbances; (c) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional; (d) any malicious act or act of sabotage; (e) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title, or use by or under the order of any Governmental Entity; and (f) hijacking or any unlawful seizure or wrongful exercise of control of the Aircraft or any airframe on which any engine is installed or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the Aircraft or such airframe acting without the consent of the insured.

9.1.5 Sun Country and each Sun Country Provider, as applicable, covenants that all policies and subsequent policies taken out in accordance with this Section 9.1.5 will: (a) be issued by insurance companies or underwriters of internationally recognized standing in the aviation industry; (b) with respect to the insurance required under Section 9.1.4, be endorsed to name Amazon (and as directed by Amazon, Amazon’s Aircraft lessor and any other party with an interest in the Aircraft as may be reasonably requested by Amazon), as the loss payee and/or contract party to the extent of its interests in respect of hull claims that become payable on the basis of a total loss and will provide that any other loss will be settled (net of any relevant policy deductible) with Amazon as may be necessary to repair the Aircraft unless otherwise agreed in writing; (c) provide that insurers will waive all rights of subrogation as against Amazon, each Third-Party Shipper, and each of their Affiliates and their officers, directors, employees, lessors and any other parties as reasonably requested by Amazon (“Amazon Parties”); (d) waive any right of the insurers to any setoff, counterclaim or other deduction against the Amazon Parties; (e) with respect to the insurance required under Section 9.1.4, contain a 50/50 claims funding clause in the form of Lloyd’s standard provision AVS103 in the event of a dispute as to which policy will pay in the event of a loss; and (f) have deductibles (not applicable in case of a total, constructive total and/or arranged total loss) standard in the industry which do not exceed, per occurrence, the lesser of (i) $[***] and (ii) such amounts carried by the Carrier with respect to other aircraft similar to the Aircraft and operated on similar routes or which are otherwise reasonably acceptable to, and approved in writing by Amazon, except that any deductibles will be assumed by and at the sole risk of Sun Country or the Sun Country Provider and, to the extent applicable, will be paid by Sun Country or such Sun Country Provider, except that Amazon will pay any deductible to the extent that it was due and payable (for clarity, and not subject to a good faith dispute) to a Carrier by one of Amazon’s subcontractors and is more than [***] days past due.

9.1.6 All insurance coverage will be subject to Endorsement AVN67B (or a comparable endorsement); and

9.1.7 Cargo legal liability insurance with limits sufficient to cover the Carrier’s obligations per Section 8, but in no event less than $[***] million per loss. Any excess liability above the amounts specified above (including amounts to “declare” values of a shipment) shall be for the account of Amazon.

9.2. Additional Policy Requirements. All such policies will also cover Sun Country’s and a Sun Country Provider’s (as applicable) liability under this Agreement for any acts by subcontractors and will afford coverage for the Aircraft both in flight and not in flight, as applicable. In the event that any insurance on the Aircraft which is required by this Section 9 is invalidated or is otherwise not in effect for any reason, the Aircraft must not be used to perform the Services until such time as the insurance is again valid and in full force and effect; except that such lapse in insurance will not excuse a breach of the Carrier’s obligations under this Agreement. Sun Country or the Sun Country Provider (as applicable) will not permit its insurance policy coverage limits to be reduced below the minimum amounts set forth above or any such policy to be cancelled or allowed to expire without at least [***] days ([***] days for nonpayment of premiums and [***] days, or such other period as is then customarily obtainable in the industry, in the case of any hull war and allied perils coverage) prior written notice to Amazon (provided that such notice will be a lesser period customary in the commercial aviation insurance industry with respect to war risk coverage). Sun Country and each Sun Country Provider (as applicable) will cause Amazon, each Third-Party Shipper, and each of their Affiliates and their officers, directors, employees, lessors and any other parties required by Amazon, at Amazon’s reasonable request, (“Additional Insureds”) to be named as additional insureds and coverage will be primary, without right of contribution from the Additional Insureds or their insurers on the policies required pursuant to Section 9.1.1 and 9.1.2 and will submit certificates of insurance for the coverage required under this Section 9 at commencement of the Services and at Amazon’s request. The Carrier will send certificates of insurance via email to [***]. Amazon’s knowledge or approval of any of Sun Country’s or a Sun Country Provider’s insurance policies does not relieve or limit any of Sun Country’s or such Sun Country Provider’s obligations under this Agreement, including liability under Section 7 or Section 8 for claims exceeding required insurance limits. The requirements described in this Section 9 are collectively referred to as the “Insurance Requirements”.

9.3. Amazon Insurance. Throughout the term of this Agreement, and as otherwise required herein, Amazon (including its Affiliates, as applicable), will carry at its expense: (a) Commercial General Liability insurance with limits of not less than $[***] million per occurrence and $[***] million in the aggregate, (b) Workers’ Compensation insurance, or similar, in all jurisdictions in the United States where Amazon Personnel perform services under this Agreement as required by law; and Employer’s Liability insurance with a limit of not less than $[***] million per occurrence, and (c) Business Automobile Liability insurance as required by law with a combined single limit of not less than $[***] million per occurrence. Amazon will provide certificates of insurance for the coverage required under this Section 9.3 upon the commencement of the Services in such jurisdictions and at Sun Country’s request.

10.	PERSONNEL; INDEPENDENT CONTRACTORS

10.1. Relationship of the Parties. Each of Sun Country and Amazon are independent contractors. Nothing in this Agreement is to be construed as creating an agency, partnership, or joint venture relationship between or among any of the Parties, and no Party will be entitled to act on behalf of or bind the other in any manner, except to the extent expressly set forth in this Agreement or any Work Order (if at all).

10.2. Personnel. All Personnel furnished by a Party to provide Services are employees, agents, or subcontractors of such Party and are not employees, agents, or subcontractors of the other Party. Each Party has: (a) exclusive responsibility for and exclusive control over its Personnel, its labor and employee relations, and its policies relating to wages, hours, working conditions, and other employment conditions; (b) the exclusive right to hire, transfer, suspend, lay off, recall, promote, discipline, discharge, and adjust grievances with its respective Personnel; and (c) responsibility for all salaries and other compensation of their respective Personnel, all deductions and withholdings from the salaries and other compensation of its respective Personnel and for paying all contributions, taxes and assessments. Each Party’s Personnel are not eligible to participate in any employment benefit plans or other benefits available to the other Party’s employees. Each Party will ensure that its respective Personnel comply with the other Party’s rules and policies while on the other Party’s premises (to the extent that the other Party has informed the Party of such rules and policies with reasonable prior notice), and, for transportation to or from the premises of a customer, supplier, or other business relation of the other Party, each Party will ensure that their respective Personnel comply with such third-party’s rules and policies while on such third-party’s premises (to the extent such Party has received reasonable prior notice of the rules and policies). Neither Party’s Personnel has any authority to bind the other Party to any agreement or obligation.

10.3. Subcontractors. Notwithstanding the existence or terms of any subcontract or any contracting of Services as described in this Section 10.3, Sun Country and each Sun Country Provider will remain jointly and severally responsible for the full performance of the Services in accordance with the Performance Standards and the other requirements of this Agreement. Sun Country and each Sun Country Provider will remain responsible for the full performance of the Services in accordance with the Performance Standards and other requirements of this Agreement and any applicable Work Order to the extent such Sun Country Provider is party to such Work Order. The terms and conditions of this Agreement and any and all Work Orders are binding upon Sun Country Providers, their Affiliates and their respective Personnel, to the extent a Sun Country Provider is party to such Work Orders. To extent a Sun Country Provider is party to any Work Orders, such Sun Country Provider will: (a) ensure that such entities and individuals comply with this Agreement and such Work Orders; and (b) be responsible for all acts, omissions, negligence and misconduct of such entities and individuals. Such Sun Country Provider will also ensure that all subcontractors effectively and irrevocably waive, to the fullest extent permitted by Law, any lien upon (or other right with respect to) the packages, parcels and other cargo or transportation units transported, regardless of whether such subcontractor would otherwise be entitled to such lien or other rights under contract or applicable Law (or if and to the extent any such lien may not be waived under applicable Law, agree not to assert such lien), and waive any claim (including for amounts owed for delivery services) against Amazon and any recipient. Without in any way limiting any of Sun Country’s or any Sun Country Provider’s obligations or Amazon’s rights under Section 7, if any subcontractor asserts any claim, demand, suit, or action (“Sun Country Subcontractor Claim”) against Amazon or any of its Affiliates and Sun Country or a Sun Country Provider, as the case may be, is then undergoing any bankruptcy proceeding, then Amazon may at its sole discretion, but is not obligated to, defend or settle such Sun Country Subcontractor Claim at the cost and expense of Sun Country, except that, for clarity, if Amazon incurs or pays any loss, damage, settlement, cost, expense, or any other liability (including reasonable attorneys’ fees) relating to such Sun Country Subcontractor Claim, Amazon may set off such amounts in full against any amounts Amazon owes to Sun Country or demand immediate full reimbursement from Sun Country or such Sun Country Provider. Amazon will remain responsible for the full performance if its obligations under this Agreement. To extent Amazon subcontracts any of its obligations under this Agreement, Amazon will: (y) ensure that such entities and individuals comply with this Agreement; and (z) be responsible for all acts, omissions, gross negligence and willful misconduct of such entities and individuals. Without in any way limiting any of Amazon’s obligations or Sun Country’s or any Sun Country Provider’s rights under Section 7, if any subcontractor asserts any claim, demand, suit, or action (“Amazon Subcontractor Claim”) against Sun Country or any Sun Country Provider, as the case may be, is then undergoing any bankruptcy proceeding, then Sun Country may at its sole discretion, but is not obligated to, defend or settle such Amazon Subcontractor Claim at the cost and expense of Amazon, except that, for clarity, if Sun Country or any Sun Country Provider incurs or pays any loss, damage, settlement, cost, expense, or any other liability (including reasonable attorneys’ fees) relating to such Amazon Subcontractor Claim, Sun Country and the Sun Country Providers may set off such amounts in full against any amounts Sun Country owes to Amazon or demand immediate full reimbursement from Amazon.

11.	TAXES

Sun Country and the Sun Country Providers are liable for, and agree to pay, all income, gross receipts, franchise, or similar taxes (including interest and penalties) associated with this Agreement or the Services provided under this Agreement that are imposed upon, as applicable, Sun Country or the Sun Country Providers (“Income Taxes”).

Sun Country and each Sun Country Provider (as applicable) may charge and Amazon will be responsible for and will pay applicable national, state, or local sales or use taxes, excise or value added taxes that Sun Country or such Sun Country Provider is legally obligated to charge (“Transfer Taxes”), if those Transfer Taxes are stated on the original invoice that Sun Country or such Sun Country Provider provides to Amazon and Sun Country’s or such Sun Country Provider’s invoices state those Transfer Taxes separately and meet the appropriate tax requirements for a valid tax invoice. Amazon may provide Sun Country or the applicable Sun

Country Provider an exemption certificate or equivalent information acceptable to the relevant taxing authority, in which case Sun Country or such Sun Country Provider will not collect (or, as applicable will charge a reduced rate) the Transfer Taxes covered by such certificate. Amazon may deduct or withhold any taxes that Amazon may be legally obligated to deduct or withhold from any amounts payable to Sun Country or the Sun Country Providers under this Agreement, and payment to Sun Country or a Sun Country Provider as reduced by such deductions or withholdings will constitute full payment and settlement to Sun Country or such Sun Country Provider of amounts payable under this Agreement. Throughout the term of this Agreement, Sun Country and each Sun Country Provider will provide or will cause Amazon to be provided with any forms, documents, or certifications as may be required for Amazon to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement.

In the event that Sun Country, any Sun Country Provider, or Amazon fails to pay the Income Taxes or the Transfer Taxes (collectively, the “Taxes”) that it is responsible for under this Section 11 and such Taxes are levied upon, assessed against, collected from or otherwise imposed upon another party, the party responsible for such Taxes under this Section 11 will immediately indemnify, defend, and hold the other harmless from and against all such indemnified Taxes, including any interest or penalties associated with such Taxes. As between Amazon and Sun Country, the provisions of Article 10 of each Aircraft Sublease shall not apply and the sole tax indemnity that either Party may look to for reimbursement is this Section 11.

12.	CARRIER WORK ORDERS AND AIRCRAFT LEASES/SUBLEASES

12.1. Incremental Aircraft. Provided that this Agreement remains then in effect and no Sun Country Event of Default has occurred and is continuing, Amazon and Carrier will enter into a Carrier Work Order in the form of Exhibit B and an Aircraft Sublease in the form of Exhibit E concurrently with the Services Commencement Date for each of the Incremental Aircraft. Notwithstanding the foregoing, Amazon will have the right, in its discretion, to reduce the number of Incremental Aircraft upon providing [***] days’ written notice to Sun Country in advance of the Services Commencement Date for the applicable Incremental Aircraft. In the event that Sun Country cannot provide confirmation reasonably acceptable to Amazon that it will be prepared to begin providing Services with an Incremental Aircraft by the Services Commencement Date (including specifically with respect to having sufficient Personnel) within [***] days of Amazon’s request, Amazon may elect not to deliver such Incremental Aircraft to Sun Country by providing [***] days’ prior written notice to Sun Country.

12.2. Additional Aircraft. Subject to the Services Commencement Date being mutually agreed by the Parties, Sun Country will be prepared to provide Services with respect to Additional Aircraft owned by Amazon or leased to Amazon by a third-party lessor to be operated under this Agreement. In such event, the Parties will enter into a Carrier Work Order in the form attached as Exhibit B and, as applicable, an Aircraft Sublease in the form of Exhibit E or an Aircraft Lease in a form to be mutually agreed containing industry standard commercial terms, subject to and incorporating, as applicable, the requirements of any financing party, concurrently with the Services Commencement Date for the Additional Aircraft.

12.3. Delivery Process; Modifications. Amazon and Sun Country will, with respect to all Incremental Aircraft and Additional Aircraft, mutually agree on arrangements for overseeing the conversion, modification, and delivery conditions, and managing Amazon’s technical acceptance and delivery and Sun Country’s delivery under an Aircraft Lease/Sublease, and, as applicable, ferrying the Aircraft from such locations as to be notified by Amazon, including the possible use of third-party service providers. Aircraft will be modified to reflect the specifications and condition provided Exhibit H at Amazon’s expense (for clarity, except for those items marked “preferred” in Section 2 of Exhibit H, which, to the extent accomplished at Sun Country’s request, will be at Sun Country’s expense or marked “*” in Exhibit H, which, will not be required to be performed solely with respect to Incremental Aircraft,) prior to entry into service under a Carrier Work Order, provided that Sun Country will not be responsible for any delays with respect to the Service Commencement Date due to circumstances outside of its reasonable control. Sun Country will make all commercially reasonably efforts to: (a) cooperate with Amazon with respect to same at no additional cost to Amazon, including drafting engineering orders as may be requested by the conversion or maintenance facility; and (b) sell-off any surplus Aircraft parts or components with a market value of $[***] or more, excluding customer specific items, that may exist following the modifications described in this Section 12.3, with the amount of the proceeds to be credited to Amazon on the next Monthly Invoice. The Parties will develop a mutually agreed conformity list for each aircraft that [***].

13.	GENERAL

13.1. Assignment or Change of Control by Sun Country Providers. Except as otherwise permitted in accordance with Section 2.3, the Parties acknowledge and agree that they have a strong and special personal and confidential relationship and trust in each Party’s abilities and integrity in connection with the critical and difficult services contemplated under this Agreement and that neither Sun Country nor any Sun Country Provider may assign or otherwise transfer this Agreement (in whole or in part, directly, indirectly or by operation of Law), or subcontract or delegate any of their respective obligations, duties, or rights under this Agreement, without Amazon’s prior written consent. Sun Country may assign this Agreement in its entirety in connection with an internal reorganization that does not constitute a Change of Control with Amazon’s prior written consent (which consent will not be unreasonably withheld, delayed, or conditioned). Any attempt to assign, subcontract or delegate by Sun Country or a Sun Country Provider in violation of this Section 13.1 will be void in each instance. Sun Country or a Sun Country Provider (as applicable) will give Amazon prompt written notice of any Change of Control including, within [***] Business Days of Amazon’s request but in no event less than [***] Business Days prior to the closing of the Change of Control transaction, a certification to Amazon by the acquiring or surviving entity (including such other documentation as may be reasonably requested by Amazon), that it will continue providing the Services and that it will not otherwise discontinue, deprioritize or make business changes that will adversely impact Amazon’s operations for the duration of the Term pursuant to the terms and conditions of this Agreement, the sufficiency of such documentation will be determined in Amazon’s reasonable discretion. [***] Subject to the foregoing in this Section 13.1, this Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

13.2. Assignment by Amazon. Amazon may assign this Agreement or any Work Order to an Affiliate or in connection with any merger, reorganization, sale of all or substantially all of its assets, or any similar transaction without the consent of Sun Country.

13.3. Governing Law/Venue. The internal laws of the State of New York, excluding its conflicts of law rules, govern this Agreement. Amazon, Sun Country, and each Sun Country Provider irrevocably submit to the exclusive personal jurisdiction and venue in the federal and state courts in New York County, New York for any dispute arising out of this Agreement and waives all objections to jurisdiction and venue of such courts.

13.4. Notices. Notices under this Agreement are sufficient only if made in writing and delivered by personal delivery, certified mail, nationally recognized overnight courier service, or email with confirmed read receipt, in each case in accordance with this Section 13.4. Such notice will be deemed effective: (a) when delivered personally; (b) three Business Days after sent by certified mail (return receipt requested) to the applicable address(es) set forth in the signature blocks below or in the applicable Work Order; (c) on the next Business Day after being sent by a nationally recognized courier service to the applicable address(es) set forth in the signature blocks below; or (d) on the day acknowledged in writing (email or otherwise) by the recipient Party when delivered by email, but only to the extent such email notice has been sent to an employee of the recipient Party having knowledge of the matter contained in the notice (and, in the case of notice to Amazon, with a copy to [***]) and is conspicuously identified as a notice under this Agreement. Any notice to Amazon must include an additional copy to: Amazon.com, Inc. Attn: General Counsel, P.O. Box 81226, Seattle, WA 98108-1226.

13.5. Amendment and Waiver. Except as set forth in this Section 13.5, this Agreement may not be amended, suspended, superseded or otherwise modified except by a written instrument, expressly identifying the modifications made and signed by the authorized representative of each of the Parties provided that, except as expressly provided in or with respect to any Work Order or exhibit, in each instance in this Agreement where reference has been made to establishing or deviating from the terms of this Agreement as “mutually agreed” (or with substantially similar terms), the Parties may so agree solely by written instrument signed by both Parties explicitly modifying this Agreement. No waiver will be effective under this Agreement except by a written instrument, expressly identifying the rights waived and signed by the authorized representative of each Person to be bound thereby. A waiver regarding any breach or default will not constitute a waiver with respect to any different or subsequent default unless expressly provided in such waiver instrument. Without limiting the generality of the foregoing, a Party will not be deemed to modify any term or waive any right or remedy under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing in one or more instances to exercise any right under this Agreement.

13.6. Remedies. The rights and remedies of the Parties under this Agreement are cumulative, and any Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity, except that the Parties will not be entitled to any double recovery. Sun Country and the Sun Country Providers acknowledge that any material breach of this Agreement by Sun Country or the Sun Country Providers would cause Amazon irreparable harm for which Amazon has no adequate remedies at Law. Accordingly, Amazon is entitled to specific performance of this Agreement or injunctive relief for any such breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that their only remedy in that case is the dissolution of that injunction.

13.7. Construction. Each Work Order, addendum, exhibit and schedule associated with this Agreement is hereby incorporated by reference, as if fully set forth herein, and each reference to an exhibit in this Agreement will include all subsections or portions of such exhibit, except that a Work Order or Work Orders may be referenced separately as context requires. If any provision of this Agreement is determined to be unenforceable in any jurisdiction, the Parties intend that this Agreement be enforced in such jurisdiction as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced in such jurisdiction to the extent that they are enforceable, and further agree to substitute for the invalid provision a valid provision (with respect to such jurisdiction) which most closely approximates the intent and economic effect of the invalid provisions. The section headings of this Agreement are for convenience only and have no interpretive value. References to currency or “$” in this Agreement refer to the United States of America Dollar unless otherwise expressly noted. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The use of the word “including” and similar terms in this Agreement will be construed without limitation. References in this Agreement to “Business Days” will refer to each day other than a Saturday or Sunday or a day that commercial banking institutions in Seattle, Washington or Eagan, Minnesota are authorized or required by Law to remain closed and “days” means consecutive calendar days. Each Party and its counsel have reviewed and jointly participated in the establishment of this Agreement. No rule of strict construction or presumption that ambiguities will be construed against any drafter will apply. Except as expressly set forth in Sections 13.8 and 13.9, the terms and conditions of this Agreement will apply solely for the benefit of the Parties (including their permitted successors and assigns), and nothing under this Agreement will give any other third party any benefit, right or remedy under this Agreement.

13.8. Amazon Designated Shippers. Amazon may from time to time designate one or more Amazon Affiliates to ship items for, on behalf of, or at the request of Amazon (including items purchased through any e-commerce website operated in whole or in part by Amazon) under this Agreement (an “Amazon Designated Shipper”), with it being understood and agreed that: (a) all Amazon Designated Shipper transactions and accounts will be governed by this Agreement; (b) the terms, conditions, rights, obligations, and rates hereunder will extend to such Amazon Designated Shippers as beneficiaries hereunder; and (c) upon prior written notice to Sun Country, the Parties will enter into a mutually agreed addendum to this Agreement with respect to an Amazon Designated Shipper. For clarity, any third party in relation to which Amazon has acted as an indirect air carrier with respect to the transportation of items on the Aircraft will not constitute an Amazon Designated Shipper.

13.9. Work Orders. This Agreement governs each Work Order. If any provision of any Work Order conflicts with the terms of this Agreement, then the terms of the Work Order will prevail to the extent necessary to resolve the conflict (but with such modification limited solely to the scope of the Work Order effecting such modification). Amazon and any of its Affiliates will have the right to enter into Carrier Work Orders and Ground Services Work Orders with Sun Country or Sun Country Providers pursuant to this Agreement, and this Agreement will apply to each such Work Order as if the Amazon Affiliate was a signatory to the Agreement. With respect to such Work Orders, such Amazon Affiliate becomes a Party to this Agreement and references to Amazon in this Agreement are deemed to be references to such Affiliate unless otherwise specified. Each Work Order is a separate obligation of the Amazon Affiliate that executes such Work Order, and no other Amazon Affiliate has any liability or obligation under such Work Order.

Each Amazon Affiliate receiving Services under this Agreement is an express intended third-party beneficiary of this Agreement and will be entitled to enforce this Agreement as if an original signatory hereto. Sun Country will remain jointly and severally responsible for the provision of Services notwithstanding any contracting of Services to any Sun Country Provider or any Work Orders entered into by a Sun Country Provider.

13.10. Hazardous Materials Notifications. Sun Country or the applicable Sun Country Provider will notify Amazon’s dangerous goods compliance department (at the phone number or email address designated by Amazon for this purpose) promptly (and in any event within [***] hours) after Sun Country or such Sun Country Provider has actual knowledge of or becomes aware in the course of performing the Services of any: (a) injury to persons, property damage, environmental damage, fire, breakage, spillage, leakage, or any other accident or incident involving any product defined, designated, or classified as hazardous material, hazardous substance, or dangerous good (including for clarity, limited and excepted quantities, consumer commodity, ORM-D, lithium batteries, and radioactive and magnetic materials) under any applicable Law and transported or likely to be transported by a Carrier under this Agreement (collectively, “Hazardous Materials”); (b) event or circumstance involving Hazardous Materials that violates or is reasonably likely to violate any applicable Law, or (c) investigation of any shipment containing Hazardous Materials by any Governmental Entity.

13.11. Counterparts. Each Party may effect the execution and delivery of this Agreement and any Work Order, amendment or addendum hereto or thereto by facsimile or electronic transmission (including in portable document format or by electronic signature) of one or more signed counterparts that together will constitute one and the same instrument.

13.12. LIMITATION OF LIABILITIES. Under no circumstances will any Party be liable for any special, incidental, consequential, or indirect damages arising from or in relation to this Agreement, regardless as to the cause of action and however alleged or arising. [***].

13.13. Entire Agreement. This Agreement amends and restates the Original Agreement in its entirety. This Agreement, together with the NDA and all other documents referenced in this Agreement (including without limitation any then-effective Work Orders and Aircraft Leases/Subleases), constitutes the complete and final agreement of the Parties pertaining to the Services and supersedes the Parties’ prior agreements, understandings, communications and discussions, oral or written, relating to the subject matter hereof. In the event of a conflict between an Aircraft Lease/Sublease and this Agreement solely with respect to which Party is responsible for any costs (including costs in connection with the maintenance, operation and return condition of any Aircraft), expenses, payments, indemnification, or remedies, this Agreement shall prevail to the extent necessary to resolve the conflict. As between the Parties with respect to each Aircraft Sublease: (a) Section 4.6 of each Aircraft Sublease will not apply to any payments made directly to Amazon under the Aircraft Sublease; (b) to the extent a Carrier provides Amazon a Replacement Engine under Section 6.2 of an Aircraft Sublease (as such term is defined therein) that is in better operating condition and has a better value and utility as the replaced engine (and Amazon has agreed to same in advance), the Parties will mutually agree on reasonable compensation for such incremental value; (c) Amazon will be responsible for the cost of any Heavy Maintenance and Airworthiness Directives that are the responsibility of Amazon pursuant to Section 2.6.16 or Section 2.6.18 of this Agreement and required so that the Aircraft meets the Return Condition

Requirements (as defined in the Aircraft Sublease) (provided that Sun Country will still be responsible to manage or perform such Heavy Maintenance as requested by Amazon) and, if applicable, the incremental, reasonable, documented, out of pocket cost of storing an Aircraft following Return (as defined in the Aircraft Sublease); (d) the Return Condition Requirements of the Aircraft Sublease will be deemed amended to account for any deviations from the Delivery Condition Requirements (as defined in the Aircraft Sublease) approved by Amazon; (e) the following remedies provisions of each Aircraft Sublease will not apply: (i) Sections 16.2.2 and 16.4 (both to the extent relating to costs, expenses and damages); (ii) Sections 16.2.5 (b), (c) (solely to the extent relating to Amazon), (d) and (e); and (iii) Section 16.3; (f) Amazon will not be entitled to the benefits of an indemnitee under Section 8 of the Aircraft Sublease; and (g) Sun Country will bear the cost of replacing any parts installed during the term of the Aircraft Sublease on the engines that are operated under any Aircraft Subleases that are not approved by the original equipment manufacturer of the engines, on return of the Aircraft under the applicable Aircraft Sublease or as otherwise required by the Head Lessor (as defined in the Aircraft Sublease).

13.14. Cooperation. Each Party will cooperate with the other Party in good faith in the performance of its respective activities contemplated by this Agreement through, among other things, making available, as reasonably requested by the other Party, such management decisions, information, approvals and acceptances in order that the provision of the Services under this Agreement may be accomplished in a proper, timely and efficient manner. Except as expressly provided otherwise, where agreement, approval, acceptance, or consent of a Party is required by any provision of this Agreement, such action will not be unreasonably withheld or delayed.

13.15. Further Assurances. The Parties agree to execute and deliver such other instruments and documents as another Party reasonably requests to evidence or effect the transactions contemplated by this Agreement.

13.16. Priority Over Standard Forms. The Parties may use standard business forms, including bills of lading, waybills, proof of delivery documents and invoices, but use of such forms is for convenience only and does not alter the provisions of this Agreement or any Work Order even if signed by any Party. THE PARTIES WILL BE BOUND BY, AND EACH SPECIFICALLY OBJECTS TO, ANY PROVISION THAT IS DIFFERENT FROM OR IN ADDITION TO THIS AGREEMENT (WHETHER PROFFERED ORALLY OR IN ANY WRITING, INCLUDING ANY QUOTATION, INVOICE, SHIPPING DOCUMENT, BILL OF LADING, WAYBILL, ACCEPTANCE, CONFIRMATION, CORRESPONDENCE, TARIFF, OR CIRCULAR).

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

This Amended and Restated Air Transportation Services Agreement is signed by duly authorized representatives of the Parties.

AMAZON:		SUN COUNTRY:

Amazon.com Services LLC		Sun Country, Inc.

By:	/s/ Raoul Sreenivasan	By:	/s/ Dave Davis

Name:	Raoul Sreenivasan	Name:	Dave Davis

Title:	Authorized Signatory	Title:	President and CFO

Date Signed: June 18, 2024		Date Signed: June 18, 2024

Address:

Amazon.com Services LLC

Attention: Vice President, Amazon Global Air

(if by USPS):

P.O. Box 81226

Seattle, WA 98108-1226

(if by courier):

410 Terry Avenue North

Seattle, WA 98109-5210

Facsimile: (206) 266-2009

Phone: (206) 266-1000

With a copy to:

Attention: General Counsel

(same P.O. box and courier address)

Email: contracts-legal@amazon.com

Facsimile: (206) 266-1440

Address: Sun Country, Inc. Attention: CEO 2005 Cargo Rd. Minneapolis, MN 55450 With a copy to: Attention: General Counsel 2005 Cargo Rd. Minneapolis, MN 55450

[Signature Page to Amended and Restated Air Transportation Services Agreement]

EXHIBIT A

AIRCRAFT

Part 1 – Existing Aircraft

Manufacturer	Model Number	Serial Number
1. Boeing	737-800	[***]
2. Boeing	737-800	[***]
3. Boeing	737-800	[***]
4. Boeing	737-800	[***]
5. Boeing	737-800	[***]
6. Boeing	737-800	[***]
7. Boeing	737-800	[***]
8. Boeing	737-800	[***]
9. Boeing	737-800	[***]
10. Boeing	737-800	[***]
11. Boeing	737-800	[***]
12. Boeing	737-800	[***]

Part 2 – Incremental Aircraft*

Manufacturer	Model Number	Serial Number	Services Commencement Date
1. Boeing	737-800	[***]	[***]
2. Boeing	737-800	[***]	[***]
3. Boeing	737-800	[***]	[***]
4. Boeing	737-800	[***]	[***]
5. Boeing	737-800	[***]	[***]
6. Boeing	737-800	[***]	[***]
7. Boeing	737-800	[***]	[***]
8. Boeing	737-800	[***]	[***]

*	The serial numbers provided are for planning purposes only and the order in which specific aircraft are delivered is subject to change by Amazon in its discretion.

A-1

EXHIBIT B

FORM OF CARRIER WORK ORDER

This WORK ORDER No. [•] (this “Work Order”) is effective as of [•] (“Work Order Effective Date”) and entered into and made a part of the Amended and Restated Air Transportation Services Agreement between Sun Country, Inc. (“Sun Country”) and Amazon.com Services LLC (“Amazon”), effective as of June 18, 2024 (the “Agreement”), to apply to the Amazon entity signatory hereto (solely for the purposes of this Work Order, “Amazon”) and the Carrier entity signatory hereto (solely for the purposes of this Work Order, “Carrier”) for the Services described below. Carrier and Amazon hereto each hereby joins the Agreement with respect to all rights and obligations under this Work Order. Nothing in this Work Order will relieve Amazon or Sun Country of their respective responsibilities for the performance of any obligations under the Agreement. All capitalized terms not defined in this Work Order have the respective meanings set forth in the Agreement. In the event of a conflict between any term in the Agreement and any term in this Work Order, the term in this Work Order will prevail to the extent necessary to resolve the conflict.

1.	SUBLEASE OF WORK ORDER AIRCRAFT; PROVISION OF SERVICES

1.1.

Carrier and Amazon acknowledge that Amazon and Carrier have entered into an “Aircraft Sublease Agreement (MSN [•]),” dated [•] (the “Aircraft Sublease”), under which Carrier subleases from Amazon one 737-800 aircraft bearing Manufacturer’s Serial Number [•] and Registration Number N[•] (the “Work Order Aircraft”).

1.2.

Carrier will operate the Work Order Aircraft in the performance of the cargo flights set forth in the Flight Schedule. The flights described in the Flight Schedule and the other Services performed by Carrier hereunder will, for purposes of this Work Order, be referred to as the “Work Order Services”.

2.	EQUIPMENT AND SERVICES; REIMBURSABLE EQUIPMENT AND SERVICES

Carrier will provide, or cause to be provided, the Personnel, capabilities, equipment and other items described in Section 2.5 of the Agreement as needed to provide the Services involving the Work Order Aircraft.

3.	COMPENSATION

Compensation for the Work Order Services will be as provided in the Price Schedule and as otherwise specified in the Agreement.

4.	CHANGES IN SCOPE; AMENDMENTS TO WORK ORDERS

Any change to Carrier’s scope of Work Order Services under this Work Order must be authorized in writing by both parties, and in the case of Amazon, is binding only if signed by an Amazon Leadership Representative.

5.	EFFECTIVENESS AND TERM OF WORK ORDER

This Work Order will be effective upon the Work Order Effective Date and will terminate in accordance with Section 4.5 or 4.7 of the Agreement.

6.	ACKNOWLEDGMENT; SUBLEASE

Amazon and Carrier acknowledge and agree that this Work Order will terminate upon the expiration or prior termination of the Aircraft Sublease.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Work Order has been duly executed and delivered by duly authorized officers of the Parties on the date first written above.

AMAZON:	SUN COUNTRY:

Amazon.com Services LLC	Sun Country, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date Signed:	Date Signed:

Address:

Amazon.com Services LLC

Attention: Vice President, Amazon Global Air

(if by USPS):

P.O. Box 81226

Seattle, WA 98108-1226

(if by courier):

410 Terry Avenue North

Seattle, WA 98109-5210

Facsimile: [***]

Phone: [***]

With a copy to:

Attention: General Counsel

(same P.O. box and courier address)

Email: contracts-legal@amazon.com

Facsimile: [***]

Address: Sun Country, Inc. Attention: CEO 2005 Cargo Rd. Minneapolis, MN 55450 With a copy to: Attention: General Counsel 2005 Cargo Rd. Minneapolis, MN 55450

EXHIBIT C

PERFORMANCE STANDARDS

1.	Services.

1.1.	The Carrier will meet the flight availability commitments set forth in the Flight Schedule, any Charter Confirmation, or otherwise included in this Agreement.

1.2.	The Carrier will in no circumstances alter any information on the label provided by Amazon on any package provided by Amazon or any third party for shipment as part of the Services.

2.

Reports and Electronic Communications. The Carrier will provide daily electronic reports including (a) performance and exception reports, (b) electronic summary reports itemizing volume on a periodic basis determined by Amazon, (c) such other reports described in this Agreement and (d) such other reports reasonably requested by Amazon, in the formats Amazon provides.

3.

Service Disruption. If the Carrier experiences any material stoppage or disruption that generally diminishes its capacity to transport and deliver parcels, it will allocate its remaining available cargo capacity to Amazon’s account on terms no less favorable than those granted to any other of the Carrier’s customers.

4.	Arrival Performance Incentive/Disincentive.

4.1.

Amazon will pay to Sun Country a monthly financial incentive bonus (the “Monthly Incentive Bonus”) for achieving an Arrival Performance (as defined in the following paragraph) during such month: (a) greater than or equal to [***] during the period described in subsection (i) below; or (b) greater than [***] during the period described in subsection (ii) below. Alternatively, Sun Country will provide Amazon with a credit (the “Monthly Disincentive Credit”) against amounts owed by Amazon to Sun Country hereunder as a financial disincentive for achieving an Arrival Performance during such month (x) less than [***] during the period described in subsection (i) below; or (y) less than or equal to [***] during the period described in subsection (ii) below. The Monthly Incentive Bonus and the Monthly Disincentive Credit to which Sun Country may be entitled or subject to each month are set forth in the applicable Arrival Performance Incentive Disincentive Table listed below and will be reflected by Sun Country on the Monthly Invoice provided in accordance with Exhibit D for the calendar month in which the incentive or credit has been calculated.

(i)	From the Effective Date up to the first day of the month following the Services Commencement Date of the [***]th Aircraft under this Agreement the following table will apply:

Monthly Network Arrival Performance	Monthly Bonus/Penalty Amount	Monthly Bonus/Penalty Credited to
[***]	[***]	Sun Country
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]	N/A

[***]	[***]	Amazon
[***]	[***]
[***]	[***]

(ii)	From and after the first day of the month after the Services Commencement Date of the [***]th Aircraft under this Agreement the following table will apply:

Monthly Arrival Performance	Monthly Incentive Bonus/Disincentive Credit	Monthly Bonus/Penalty Credited to
[***]	[***]	Sun Country
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]	N/A

[***]	[***]	Amazon
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.2.

For purposes of this Agreement and the Carrier Work Orders, including for the purpose of determining the Monthly Incentive Bonus and the Monthly Disincentive Credit under this Agreement, the term “Arrival Performance” means the percentage of all flights flown in performing the Services under this Agreement (including cancelled flights due to Carrier Delay but excluding cancelled flights relating to delayed implementation of an amended Flight Schedule for which a payment was made under Section 2.10.2), in any given calendar month which arrive within not more than [***] whole minutes ([***] whole minutes for any Short Term/Low Frequency Charters) after the scheduled arrival time for each flight. If a secondary flight (i.e., any flight leg in a rotation subsequent to the initial flight leg) is delayed following earlier delayed flight leg(s) in the same rotation in the prior [***]-hour period, the scheduled arrival time of the delayed secondary flight will be deemed to be extended by the length of the delay(s) that were experienced by such prior flight legs within the rotation, except that if the period between: (a) a flight’s actual arrival time and the next departure time for the Aircraft as reflected on the Flight Schedule (or Charter Confirmation, if applicable) exceeds [***]; or (b) the arrival time and the departure time for the Aircraft’s next flight as reflected on the Flight Schedule (or Charter Confirmation, if applicable) exceeds [***] hours, then delays from prior flight legs will not be taken into account and there will be no such deemed extension. The Arrival Performance of each Incremental Aircraft will not be included in the fleet Arrival Performance calculation until the first day of the month that is at least [***] days after the Services Commencement Date of the Incremental Aircraft.

4.3.

In determining whether a flight has arrived within the applicable timeframe referenced in Section 4.2 above, (a) only delays that are attributable to circumstances that are within the reasonable control of the Carrier will be taken into account, including: (i) the mechanical breakdown of an Aircraft, (ii) the unavailability of an Aircraft due to regular scheduled maintenance, (iii) the acts or omissions of a Flight Crew (except with respect to actions required for safety, security, or compliance with Law), (iv) the unavailability of an Aircraft and (v) flight planning, flight following or dispatch issues (collectively, “Carrier Delays”); and (b) no flight directly affected by Force Majeure will be deemed to be delayed to the extent the delay is caused by Force Majeure, regardless of its arrival time. Notwithstanding the foregoing, the delay codes labeled as Carrier Controllable in the below table are presumed to represent delay situations that are within the reasonable control of a Carrier. For clarity, although the table is intended to be comprehensive, it may not cover all circumstances that could give rise to delays that are within the reasonable control of a Carrier.

DELAY CODE TABLE

Amazon Delay Code	Description / Root Cause	[***]

4	Amazon Permits	[***]

6	Amazon Late Inbound Line Haul	[***]

8	Amazon Requested Schedule Change	[***]

11	Aircraft Maintenance Docs Late/Inaccurate	[***]

19	Amazon Requested Delay for Connecting Cargo	[***]

Amazon Delay Code	Description / Root Cause	[***]

20	Cargo/Ground/Ramp Delay	[***]

21	Ground Documentation, Errors, etc.	[***]

24	Inadequate Parking	[***]

26	Late Preparation in Warehouse/Late Sort	[***]

29	Crew Notification/Transport	[***]

32	Loading/Unloading	[***]

33	Ground Service Equipment	[***]

34	Servicing Equipment	[***]

35	Exterior Aircraft Cleaning	[***]

36	Fueling/Defueling	[***]

37	Catering	[***]

38	ULD/Pallets (e.g., nets, straps, etc.)	[***]

41	Aircraft Defects	[***]

42	Scheduled Maintenance Late Release	[***]

43	Technical Manpower Resources	[***]

44	Maintenance Materials and Equipment	[***]

46	Aircraft Change	[***]

47	Maintenance Block Turn Back	[***]

51	Foreign Object Damage to Aircraft – Non-Ground (e.g., bird strike)	[***]

52	Damage During Ground Ops	[***]

56	Crew Positioning on Company Aircraft	[***]

57	Flight Plans/Paperwork Transmission Failure	[***]

Amazon Delay Code	Description / Root Cause	[***]

58	Crew Fatigue	[***]

59	Travel between Hotel and Airport	[***]

60	Flight Ops Delay	[***]

63	Late Crew Boarding	[***]

64	Crew Medical	[***]

65	Flight Deck Crew Special Request	[***]

66	Crew Rest Due to FAA Restriction	[***]

67	Crew Rest Due to Late Arrival Attributable to Carrier Delay	[***]

68	Crew Scheduling	[***]

69	Crew Positioning on Commercial Aircraft	[***]

71	Departure Station Weather	[***]

72	Destination Station Weather	[***]

73	Enroute or Alternate Weather	[***]

75	De-Icing of Aircraft	[***]

76	Removal of Snow, Ice, Water, Sand from Runway	[***]

77	Ground Handling Impaired by WX Conditions	[***]

80	ATC/Apt/Govt Delay	[***]

81	ATC Enroute Demand/Capacity	[***]

82	Carrier Permits	[***]

85	Mandatory Security	[***]

86	Immigration/Customs/Health/FAA	[***]

87	No Gate/Stand Available Due to Airline Activity	[***]

Amazon Delay Code	Description / Root Cause	[***]

88	Congestion/Restrictions at Departure Airport	[***]

89	Congestion/Restrictions at Arrival Airport	[***]

94	Gateway Rotational Delay	[***]

97	Industrial Action Within Own Airline	[***]

98	Industrial Action Outside Own Airline	[***]

EXHIBIT D

INVOICES; PAYMENTS; DEPOSITS; WEEKLY STATEMENT

1. Invoices. Sun Country will provide monthly electronic invoices to Amazon as set forth in this Exhibit D. Each such invoice will reflect the relevant charges due from Amazon to Sun Country for the relevant period on a consolidated basis for Sun Country and all Sun Country Providers providing Services under the Agreement during that period.

2. Monthly Deposits by Amazon. On or before the [***] day of each month (or the subsequent Business Day if the [***] is not a Business Day) during which Services are provided under the Agreement, Amazon will provide to Sun Country, without demand, [***] of the total expected amount due to Sun Country for the month set forth in the Price Schedule then in effect (including estimated fuel reimbursements per Section 2.6 of the Agreement). With respect to Network Spares, Amazon will pay [***] of the applicable Fixed Monthly Costs listed in the Price Schedule for each Network Spare but no assumed usage will apply.

3. Weekly Activity Statements Provided by Sun Country. Sun Country will provide to Amazon a weekly statement of activity under the Agreement (a “Weekly Activity Statement”) within [***] Business Days following the end of the preceding week to the extent Services were performed during the preceding week under the Work Order. Each such Weekly Activity Statement will contain an identification of the flights performed, the date of performance, the Carrier and Amazon reference identification numbers, and flight origin and destination, reflecting the number of Block Hours and Flight Cycles actually flown by all Carriers under this Agreement during the previous calendar week.

4. Monthly Invoice; Reconciliation. Within [***] Business Days following the end of each calendar month during which Services are provided under the Agreement, Sun Country will provide to Amazon an invoice with respect to the preceding calendar month (a “Monthly Invoice”) reflecting the following with respect to the preceding month.

(a) Reconciliation of Fixed Monthly Charge. A statement reconciling (1) the amount of the estimated Fixed Monthly Charge deposited with Sun Country under the monthly deposit during the preceding calendar month with (2) the Fixed Monthly Charge actually payable under the Agreement for the preceding calendar month, together with a statement of any additional amount due from Amazon to Sun Country or any credit due from Sun Country to Amazon as a result of that reconciliation;

(b) Reconciliation of Variable Charges. A statement reconciling (1) the amount of the estimated Variable Charges deposited with Sun Country under the monthly deposit during the preceding calendar month with (2) the actual Variable Charges payable by Amazon under the Agreement for the preceding calendar month, together with a statement of any additional amount due from Amazon to Sun Country or any credit due from Sun Country to Amazon as a result of that reconciliation;

(c) Reconciliation of Fuel Charges. A statement reconciling (1) the amount of the estimated fuel charges deposited with Sun Country under the monthly deposit during the preceding calendar month with (2) the actual fuel charges payable by Amazon under the Agreement for the preceding calendar month, together with a statement of any additional amount due from Amazon to Sun Country or any credit due from Sun Country to Amazon as a result of that reconciliation;

(d) Reconciliation of Aircraft Lease/Sublease Rent. A statement reconciling (1) the amount of reimbursable rent under the Aircraft Leases/Subleases deposited with Sun Country under the monthly deposit during the preceding calendar month with (2) the actual amount of rent reimbursable under the Aircraft Leases/Subleases for the preceding calendar month, together with a statement of any additional amount due from Amazon to Sun Country or any credit due from Sun Country to Amazon as a result of that reconciliation;

(e) Reconciliation of Maintenance Fuel. A statement reconciling the Maintenance Fuel used during the preceding calendar month including details of the dates, locations and applicable APU and/or engine hours when Maintenance Fuel was used;

(f) Performance Incentive or Disincentive. A statement showing the calculation of the Arrival Performance achieved by the Carriers under the Agreement during the preceding calendar month covered by the Monthly Invoice together with a statement of the Monthly Incentive Bonus or Monthly Disincentive Credit, if any, payable or due with respect to the preceding calendar month;

(g) Charters and Supplemental Flying. A statement showing any payments or credits due with respect to Charters or Supplemental Flying in the preceding month;

(h) Other Amounts Payable or Reimbursable. A statement of any other amounts payable or reimbursable by Amazon to Sun Country or creditable from Sun Country to Amazon under the Agreement; and

(i) Amount Payable or Credit Due. A statement of the sum total amount due from Amazon to Sun Country or the total credit due from Sun Country to Amazon with the Monthly Invoice.

5. Payment of Monthly Invoice. If the Monthly Invoice shows a sum total amount payable by Amazon to Sun Country, that amount will be paid within [***] days following Amazon’s receipt of the Monthly Invoice. If the Monthly Invoice shows a sum credit due to Amazon from Sun Country, that credit will be applied first against any amount then remaining unpaid under any Monthly Invoice, from oldest to newest, and then against the Fixed Monthly Charge next payable by Amazon to Sun Country hereunder.

6. Invoice Data. Sun Country will provide each Monthly Invoice in a manner that complies with all requirements of applicable tax laws and accounting standards and which, together with the Weekly Activity Statements and supporting documentation for the calendar month covered by that invoice, provides sufficient information for Amazon to determine the accuracy of the amounts invoiced thereon. Sun Country and the Carriers will retain copies of relevant documentation supporting the invoiced amounts for a period of [***] years from the date of the Monthly Invoice to which such documentation relates and, during that [***] year period, Amazon may inspect and audit such documentation upon request to Sun Country.

7. Segregating Accounts. At Amazon’s election from time to time, Sun Country will promptly create separate accounts and issue separate invoices for Amazon and each Amazon Affiliate for which it provides Services and, to the extent applicable, each Third-Party Shipper. The payment obligation under each such separate account and invoice is a separate obligation solely of Amazon, the Amazon Affiliate, or the Third-Party Shipper as applicable, to which the invoiced Services were provided, and no other Person will have any obligation with respect to such account or under such invoice.

8. Payment; Disputes. Amazon will pay undisputed portions of Sun Country’s properly submitted invoices within [***] days of receipt of the relevant invoice. Disputed invoices, payments, credits or other amounts will be rejected, challenged or short paid (as applicable) with appropriate explanation of the discrepancy. In the event that any invoice, payment, credit or other amount is reasonably disputed, the disputing Party will notify the other Party of such dispute on or before the date that such invoice, payment or credit is due to be paid or issued (the “Disputed Notice Date”). The notification of a dispute will not relieve the disputing Party of its obligations with respect to any non-disputed amounts. As soon as possible after receipt of notification of a dispute, the Parties will convene their responsible managers in order to resolve such dispute in good faith and through the application of reasonable commercial efforts. In the event that the responsible managers are unable to resolve such dispute within [***] days after the Disputed Notice Date (in which case the settled amount will be paid within [***] days of such resolution), then such dispute will be escalated to an Amazon Leadership Representative and the CFO of Sun Country for resolution. In the event that the Amazon Leadership Representative and CFO of Sun Country are unable to resolve the dispute or the disputing Party has not paid the disputed amount within [***] days after the Disputed Notice Date (in which case the settled amount will be paid within [***] days of such resolution), then the Parties may pursue their respective rights in accordance with Section 13.3 of the Agreement. Sun Country and each Carrier will be entitled to refuse to pick up any further parcels under Work Orders if Amazon fails to cure any payment default (which default, for clarity, does not include non-payment of a disputed invoice, payment, credit or other amount) within [***] Business Days after receiving written notice of such delinquency, except that Sun Country and each Sun Country Provider will: (A) continue to provide Services under the Agreement and Work Orders through the notice period; and (B) deliver all parcels that have been picked up through such notice period. Notwithstanding the foregoing, Amazon has no obligation to pay any fees or expenses invoiced more than [***] months after the relevant Service was performed, except that the deadline for individual expenses will be extended to [***] months (or, in the event of contested invoices, such later period as reasonably approved by Amazon) if: (a) the expense was for a third-party reimbursable expense; (b) the delay is solely due to the actions of the third party and not reasonably avoidable by a Sun Country Provider; and (c) Sun Country gives reasonable notice to Amazon of the delayed invoice from the third party.

9. In all cases, payments to Sun Country will be made in U.S. Dollars and will be sent at Amazon’s expense via irrevocable wire transfer in immediately available funds to the following account:

Beneficiary Name	[***]
Beneficiary Address	[***]
Bank Name	[***]

Bank Address	[***]
ABA Number (wires)	[***]
ABA Number (ACH)	[***]
Account Number	[***]

10. Interest on Overdue Amounts. Any payment or credit not made when due will bear interest at a rate equal to the 3-month SOFR plus [***], from the date which is [***] Business Days after the Party that owes the past due payment or credit receives written notice thereof until Sun Country or Amazon receives the applicable payment or credit, as applicable.

EXHIBIT E

FORM OF AIRCRAFT SUBLEASE AGREEMENT

[***]

E-1

EXHIBIT F

PRICE SCHEDULE

[***]

F-1

EXHIBIT G

USPS PROVISIONS

A. Ground Services.

1. Personnel Screening. Sun Country Providers will comply with the USPS’s personnel screening requirements, in addition to any air carrier or TSA Security Program requirements, for any Personnel with “access to the mail.” Access to the mail refers to ground handling, scanning, transporting, sorting, loading, and unloading mail, and includes supervisory duties in directing these activities. USPS screening requirements include a criminal background check, fingerprinting, drug screening, and US citizenship or documented work authority. Sun Country Provider Personnel will be required to complete various forms and certifications that will be submitted to the Postal Service Security Investigations Service Center for review. Access to the mail will be permitted only after all required checks are completed, except that interim access will be provided pending USPS completion of the criminal history check.

2. Security. Sun Country Providers will comply with the USPS requirements with respect to security and segregation of USPS cargo.

3. Hazardous Materials. Without limiting their obligations under the Agreement with respect to Hazardous Materials, Sun Country Providers will, as applicable, participate in the completion and submission of information into the Mail Piece Incident Reporting Tool (MIRT), the USPS intranet tool for the collection of information on leaking and other non-mailable items or through completion of Form 1770 – Mail Piece Spill or Leak Incident Report. Any incident which occurs while on board an Aircraft will require completion of DOT Form F-5800 (01-2004), Hazardous Materials Incident Report, and any other reporting requirements, as applicable.

4. Electronic Data Interchange (EDI) and Reporting. Sun Country Providers will use the EDI methods specified by Amazon to transmit and receive volume, tender, possession scan, load scan, and delivery scan information from its system to Amazon and the USPS, as directed by Amazon. In addition, Sun Country Providers will satisfy all requirements relating to the content, timing, and format of any reports or data reasonably required by Amazon to meet the requirements of the USPS Prime Contracts, including daily reports with truck arrival times and unscanned volume (including a detailed reason the cargo wasn’t scanned).

5. Repossession of Mail by USPS. USPS or Amazon may at any time take possession of, or require Sun Country Providers to return, any or all mail in the possession of a Sun Country Provider.

6. USPS Customer Address Information. Sun Country Providers will not use any information or customer information it may obtain from operations concerning the USPS under the Agreement for marketing or any other purposes. Sun Country Providers and any of their Personnel in possession of address information or information concerning USPS customers may not disclose such information to any personnel that do not have a need to know such information and under no circumstances disclose any such information to any personnel involved in marketing activities.

7. USPS Employees Allowed Access. Sun Country Providers will allow escorted USPS employees showing proper credentials access to all buildings, field areas, and ground equipment being used to sort, stage, or transport mail. Sun Country Providers will notify Amazon of all such requests for access as soon as possible. Government regulations (i.e., TSA) will supersede this provision.

8. Damages for Delayed, Damaged, Stolen, Lost, or Non-Scanned Mail. Subject to the limitations set forth in Section 8 of the Agreement, Sun Country and the Sun Country Providers will be liable to Amazon for any reduced payments, losses, damages, investigative costs, or other claims asserted by USPS relating to delayed, damaged, stolen, or lost mail, or other performance failures (e.g., untimely performance, failure to obtain required container scans), for which Sun Country Providers or their Personnel are responsible. In the event that Sun Country or a Sun Country Provider disagrees with any reduced payments, losses, damages, investigative costs, or other claims asserted by USPS relating to delayed, damaged, stolen or lost mail or other performance failures, it may challenge the claim in accordance with Section C(1).

B. USPS Standard Clauses. The following requirements arise from the USPS standard terms and conditions. The full text of each clause specified below is incorporated by reference and can be found in the USPS Supplying Principles and Practices manual. The brief summary appearing after the clause name is for the convenience of the parties and does not necessarily set out all of its components or requirements. Sun Country will comply, and will cause each of the Sun Country Providers to comply, with each clause to the extent the terms of the clause applies to subcontractors and, in that case, interpreted as modified by the prime contractor-subcontractor relationship.

1. “Privacy Protection (October 2014),” USPS Clause 1-1, requiring, among other things, the protection and non-disclosure of address information and adherence to the USPS Privacy Policy.

2. “Other Contracts (March 2006),” USPS Clause B-45, requiring subcontractors to cooperate fully with any other suppliers and Postal Service employees, and carefully fit in its own work as may be directed by the Contracting Officer. Subcontractors must not commit or permit any act that will interfere with the performance of work by any other supplier or by USPS employees.

3. “Protection of the Mail (March 2006),” USPS Clause B-77 (Tailored), requiring, among other things, subcontractors to protect and safeguard the mail from loss, theft, or damage while it is in a Sun Country Provider’s custody or control and prevent unauthorized persons from having access to the mail.

4. “Equal Opportunity (March 2006),” USPS Clause 9-7, requiring compliance with Executive Order 11246, as amended. Subcontractors agree not to discriminate against any employee or applicant because of race, color, religion, sex, or national origin; to have approved affirmative action plans when 50 or more employees are located in one facility; and to annually submit Standard Form EEO-1.

5. “Service Contract Act (March 2006),” USPS Clause 9-10. Subcontractors agree to pay any employees who are directly engaged in the performance of service under this Agreement, in whole or in part, not less than the hourly wages and fringe benefit required under the applicable Area Wage Determinations issued by the Wage & Hour Division of the U.S. Department of Labor under the Service Contract Act or applicable DOL approved Collective Bargaining Agreement. Subcontractors agree to allow inspection of its records to determine compliance.

6. “Information or Access by Third Parties (March 2006),” USPS Clause B-81. All requests by non-postal individuals (including employees of subcontractors) about mail matter in the custody of a subcontractor or for access to mail in the custody of a subcontractor or Amazon must be referred to the contracting officer or his or her designee.

7. “Access by Officials (March 2006),” USPS Clause B-82 (Tailored). Subcontractors will deny access to the cargo compartment of a vehicle or aircraft containing mail therein to state or local officials except at a postal facility and in the presence of a postal employee or Postal Inspection Service officer, unless to prevent damage to the aircraft, vehicle or their contents. If authorized federal law enforcement seeks access to the cargo compartment of aircraft or vehicles containing mail therein, subcontractors will notify the Postal Inspection Service before permitting access, unless to prevent immediate damage to the aircraft, vehicle or their contents.

8. “Advertising of Contract Awards (February 2013),” USPS Clause B-25. Subcontractors will not refer in its public statements or commercial advertising to the fact that it is performing a subcontract under a USPS contract or imply in any manner that USPS endorses its products.

9. “Use of Former Postal Service Employees (March 2006),” USPS Clause 1-12. Subcontractor must identify any former USPS employees it proposes to be engaged, directly or indirectly, in contract performance. Such individuals may not commence performance without the contracting officer’s prior approval. If the contracting officer does not provide such approval, the supplier must replace the proposed individual former employee with another individual equally qualified to provide the services.

This requirement does not apply to former USPS employees paid on an hourly basis (e.g., drivers, clerks, letter carriers, mail handlers); former USPS employees who supervised such hourly workers: and former USPS employees who last worked for USPS more than three years from the commencement of this contract. Subcontractor will not hire any former USPS employee to be directly engaged in contract performance who it knows has been separated from USPS for cause (e.g., poor performance, personal conduct, etc.).

10. If the value of this Agreement exceeds $10,000:

“Certification of Nonsegregated Facilities” (Provision 4-3, D.3.). Subcontractor is required to furnish a Certification of Nonsegregated Facilities as prescribed by the terms of Provision 4-3.

“Affirmative Action for Handicapped Workers (March 2006),” USPS Clause 9-13, requiring, among other things, subcontractors not to discriminate against any employee or applicant because of physical or mental disability; and to have an approved affirmative action plan if applicable.

11. If the value of this Agreement exceeds $100,000:

“Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era, and Other Eligible Veterans (February 2010),” USPS Clause 9-14, requiring, among other things, subcontractors not to discriminate against the individual because the individual is a special disabled veteran, a veteran of the Vietnam era, or other eligible veteran regarding any position for which the employee or applicant for employment is qualified; and to have an approved affirmative action plan if applicable.

12. If the value of this Agreement exceeds $1,000,000:

“Small, Minority, and Woman-owned Business Subcontracting Requirements (February 2018),” USPS Clause 3-1, requiring subcontractors (if subcontractor is not a small business) to have an approved written subcontracting plan that includes goals for utilization of small, minority-owned, and woman-owned business concerns.

C. Disputes.

1. Any controversy, dispute, difference, disagreement, or claim between Amazon and Sun Country or a Sun Country Provider relating to this Agreement that arises from any USPS cause, act, or omission may be processed under the applicable USPS Prime Contract’s “Claims and Disputes” clause. Sun Country and the Sun Country Providers agree to cooperate with Amazon in such process and be bound by the result obtained. Sun Country and the Sun Country Providers will allow a reasonable time for Amazon to consider and forward to them claims and related communications and materials from USPS. Amazon may, at its option, present a Sun Country Provider’s claim as part of its own claim or allow the Sun Country Provider to present its claim to USPS in Amazon’s name when permitted to do so. Amazon may invoke on behalf of a Sun Country Provider, or allow a Sun Country Provider to invoke, the dispute provisions in the applicable USPS Prime Contract, but Amazon is not required to advance or certify a claim when it cannot do so, after diligent investigation, in good faith. Sun Country and each Sun Country Provider, at its own expense, will furnish all documents, statements, witnesses, and other information required by Amazon and will retain and pay legal counsel of its own choosing (but in any event reasonably acceptable to Amazon) and at its sole expense, and will pay or reimburse all reasonable costs incurred by Amazon in connection with the dispute. Payments under this section will be adjusted by a Sun Country Provider’s allocable share of funds recovered and/or paid on account of such claim.

EXHIBIT H

AIRCRAFT DELIVERY SPECIFICATION & MODIFICATIONS

1.	Aircraft Specifications.

ATA	DESCRIPTION	Sun Country Specification - 800 (Pelican)	Comments
2	GENERAL REQUIREMENTS

	Low Weather Minimums	CAT IIIa	standard

	Units for AFM, Ops, FQIS, CDS, FMCS	English	standard

	Alternate Forward CG Limits	Yes	standard

3	GENERAL AIRPLANE CRITERIA

	Weight & Balance Control Loading Manual	Yes	standard

11	PLACARDS AND MARKINGS

	Interior Placards & Markings Language Seat Placards Exterior Markings – AMM 11	English English English	standard standard standard

21	AIR CONDITIONING

	Cabin Ascent Rate (ft/min)	750	standard

	Cabin Descent Rate (ft/min)	750	standard

	Cabin Temp Indicator	Celsius	standard

	Blow Through Cooling – E8 Rack	Yes if E8 installed	standard

22	AUTOMATIC FLIGHT CONTROL

Digital Flight Control System Features:

	Mode Control Panel (MCP) with Speed and altitude intervention	Yes	standard

	Flight Control Computer	If Honeywell FCC, at least pn 4082499-903	standard

ATA	DESCRIPTION	Sun Country Specification - 800 (Pelican)	Comments
23	COMMUNICATIONS

	HF System	deactivate - to be further explored; else Collins digital required	standard
	SELCAL	required if HF installed	standard
	VHF System - Transceiver	Collins 822-1239-151	standard
		822-1287-101	standard

	Communication Management Unit (CMU) ACARS	Collins 822-1239-151	standard (SCA to evaluate if other Collins pn deviations are acceptable)

23-31	Control Wheel PTT Switch	Standard 3 Position with detent	standard

23-51	2 Plug Audio Boom Mic Headset/Headphone Jacks	Yes	standard

24	ELECTRICAL POWER

	Standby Power (Minutes)	60	standard

	Dual battery	yes	standard

28	FUEL

	Max Fuel Capacity (US Gallons)	6,875 Standard	standard

	Measuring Sticks		standard
	Calibration	Non-Dimensional	standard
		Units (NDU)	standard
	Conversion	NDU to Pounds (manual)	standard

	Right Wing Refueling Panel	Yes	standard
	Fuel Quantity Indicators	Yes	standard

30	Window Heat ON lights	Window Heat ON lights	standard

31	INDICATING/RECORDING SYSTEMS

	Digital Flight Data Acquisition Unit (New Rule Compliant)	Teledyne 2233000-816-1 (Minimum)	standard
	ACMS Capability	Yes	standard

	Printer	Miltope (ARINC 744) PN no preference (wide format pedestal)	Standard – SCA STC

	Quick Access Recorder	Avionca MQAR	standard - SCA STC

ATA	DESCRIPTION	Sun Country Specification - 800 (Pelican)	Comments
32	LANDING GEAR

	Service Interphone Connector –	Yes	standard
External Power Panel

	Main Gear	Boeing
	Wheel	Messier Bugatti C20626000	Standard – SCA SB
	Tires	28-PR, 225 MPH or greater	standard
	Brakes	Messier Bugatti C2063300	standard
		(carbon)	standard

	Nose Gear	Boeing	standard
	Wheel	Messier Bugatti 20637000	standard - SCA SB

33	LIGHTING

	Nose Gear Taxi Light	250 Watt or greater	standard

34	NAVIGATION

	ILS/GPS Multi-Mode Receiver	Honeywell 69002600-0101	standard - SCA STC

-c/p (VHF/NAV/DME)

	Weather Radar - Transceiver	Collins WRT-2100	standard

	Antenna	822-1710-002 or newer	standard

	Drive & Control Panel multiscan compatible	Yes	standard

	Predictive Windshear	Yes	standard

	ADIRU HG2050AC11 or higher MAGVAR 2015	Honeywell	standard

	TCAS 7.1	Collins	standard

34-46	Ground Proximity Warning System	965-1690-052 or newer Honeywell	standard

34-53	ATC System Transponder	ACSS	standard - SCA STC

	pn	9008000-10001	standard - SCA STC

	-c/p	Gables p/n G6992-240	standard - SCA STC

ATA	DESCRIPTION	Sun Country Specification - 800 (Pelican)	Comments
34-61	Flight Management Computer System	GE 176200-0101	standard
	2nd Computer	Yes	standard
	CDU/MCDU	MCDU - Color	standard
	FMC-OPC software - if AC have Alt/Spd intervention SB	see FMC OPC requirement list	software TBD
	Source Select Switch	Yes	standard

35	OXYGEN
	Crew Oxygen Cylinder (CuFt)	115 Cu. Ft.	standard
	Flight Crew System – Automatic Pressure Breathing	Yes	standard
	Flight Crew Mask	Full face in flight deck required - Scott p/n MF20-003	standard
	Supernumerary Smoke Goggles	Boeing standard	standard

38	WATER/WASTE

	No Waste Quantity Gauge	yes	standard

46	EFB	Collins TIMS and AID	standard - equipment is carrier provided; AMZ to make mod slot available

49	APU	Honeywell S351A401-201

52	DOORS	No	standard

	Forward Airstairs	No	standard

72	ENGINE Single Annular Combuster	Basic	standard

ATA	DESCRIPTION	Sun Country Specification - 800 (Pelican)	Comments
	Post acceptance configuration modification	Yes	standard

	Control Wheel Steering (CWS) Reversion	Yes	standard
	In Approach Mode	Yes	standard
	Control Wheel Steering Warning	No	standard
	Airspeed Deviation Warning	Heading Select	standard
	Flight Director Takeoff Mode	need 200/900	standard
	Altitude Alert (ft)	Yes - Peaks/Obstacles	standard - wiring mod

	Enhanced	Alt Mode 6 Volume	standard - wiring mod

	Volume for Altitude Callouts (-000045)	Yes	standard - wiring mod
	Bank Angle Callout (-000048)	Part of menu 96	standard - wiring mod
	500 Smart Callout (-000050)	Callout menu 96	standard - wiring mod
	Callouts (-000082)	Inhibit	standard
	G/S Capture Before Localizer Capture		standard
	FMC software – U12		standard
	CDS software options block 15		standard
	DFCS options – if Collins FCCs - P11		standard

2.	FMC OPC and CDS OPS Values.

Type	Name	Value	Requirement
FMC OPC	High Idle Descent (737-C)	NO	required

FMC OPC	Runway Remaining vs Offset	NO	required

FMC OPC	Runway in Feet vs Meters	NO	required

FMC OPC	Manual Takeoff Speeds	NO	required

FMC OPC	Missed App in Cyan	YES	required

FMC OPC	VNAV ALT	NO	required

FMC OPC	GPS1	YES	required

FMC OPC	GPS2	YES	required

Type	Name	Value	Requirement
FMC OPC	Direct GPS	YES	required

FMC OPC	Manual RNP	YES	required

FMC OPC	Abeam Waypoints	NO	required

FMC OPC	Alternate Destination	NO	required

FMC OPC	Alt/Spd Intervention	YES	required

FMC OPC	Certified Takeoff Speeds	NO	required

FMC OPC	Plan Fuel	NO	required

FMC OPC	QFE Altitude Reference	NO	required

FMC OPC	CDU Color	YES	required

FMC OPC	Geometric Path Descent	YES	required

FMC OPC	Pilot Defined Co. Routes	NO	required

FMC OPC	Quiet Climb System	NO	required

FMC OPC	Optional (0%) Noise Grad	NO	required

FMC OPC	CIAP/IAN	NO	required

FMC OPC	GLS Procedures	NO	required

FMC OPC	Gross Weight Inhibit	YES	required

FMC OPC	Takeoff Derate Inhibit	NO	required

FMC OPC	Orbit Missions	NO	required

FMC OPC	TACAN1	NO	required

FMC OPC	TACAN2	NO	required

FMC OPC	Manual Position Update	NO	required

FMC OPC	Common VNAV	YES	required

FMC OPC	Speed Propagation	YES	required

FMC OPC	Additional Fix Pages	YES	required

FMC OPC	Default DME Update Off	NO	required

FMC OPC	Intent Data on ACARS	NO	required

Type	Name	Value	Requirement
FMC OPC	Intent Data on Dedicated	NO	required

CDS OPS	OPC_EF_GPWC_V1_CALLOUT_G	ENABLE	required

CDS OPS	OPC_EF_BKCRS_G	ENABLE	required

CDS OPS	OPC_EF_CHEVRON_AP_G	DISABLE	required

CDS OPS	OPC_EF_COMP_FLASH_G	DISABLE	required

CDS OPS	OPC_EF_DUAL_FMC_INSTALL_G	ENABLE	required

CDS OPS	OPC_EF_BARO_BUG_TRIANG_G	ENABLE	required

CDS OPS	OPC_EF_IVSI_TCAS_RES_AD_G	ENABLE	required

CDS OPS	OPC_EF_LOC_EXP_FD_G	ENABLE	required

CDS OPS	OPC_EF_MAP_HDG_UP_G	DISABLE	required

CDS OPS	OPC_EF_ALT_TAPE_AGL_REF_G	ENABLE	required

CDS OPS	OPC_EF_MACH_GROUNDSPD_G	ENABLE	required

CDS OPS	OPC_EF_MASI_BUG5_100_G	DISABLE	required

CDS OPS	OPC_EF_MASI_BUG5_80_G	ENABLE	required

CDS OPS	OPC_EF_NCD_ILS_FLAG_G	DISABLE	required

CDS OPS	OPC_EF_PFD_ND_FORMAT_G	ENABLE	required

CDS OPS	OPC_EF_POS_DIF_FULL_TIME_G	DISABLE	required

CDS OPS	OPC_EF_POS_DIF_AUTO_DISP_G	DISABLE	required

CDS OPS	OPC_EF_RALT_ALRT1_G	DISABLE	required

CDS OPS	OPC_EF_RALT_ALRT2_G	DISABLE	required

CDS OPS	OPC_EF_RALT_ALRT3_G	DISABLE	required

CDS OPS	OPC_EF_RALT_ANALOG_G	DISABLE	required

CDS OPS	OPC_EF_RALT_DISP_LOW_G	ENABLE	required

CDS OPS	OPC_EF_RANGE_ARCS_G	DISABLE	required

CDS OPS	OPC_EF_RALT_RRNWY_G	DISABLE	required

CDS OPS	OPC_EF_SINGLE_CH_ANN_G	DISABLE	required

CDS OPS	OPC_TO_ALERT_INH_800FT_G	DISABLE	required

CDS OPS	OPC_EF_TCAS_AI_G	ENABLE	required

CDS OPS	OPC_EF_TCAS_RNG_RING_G	DISABLE	required

CDS OPS	OPC_EF_BARO_READOUT_ALRT_G	DISABLE	required

CDS OPS	OPC_ENG_LO_OIL_Q_ALERT	ENABLE	required

CDS OPS	OPC_FUEL_METRIC_UNITS_G	DISABLE	required

CDS OPS	OPC_HI_VIB_ALERT_G	ENABLE	required

CDS OPS	OPC_ENG_XBLD_DISABLE_G	DISABLE	required

CDS OPS	OPC_EF_SPDTAPE_G	DISABLE	required

CDS OPS	OPC_OVER_UNDER_DISP_G	ENABLE	required

CDS OPS	OPC_FULL_TIME_FUEL_FLOW_G	DISABLE	required

CDS OPS	OPC_EF_TCAS_INSTALLED_G	ENABLE	required

CDS OPS	OPC_ENG_METRIC_UNITS_G	DISABLE	required

CDS OPS	OPC_EF_TERR_INSTALLED	ENABLE	required

CDS OPS	OPC_EF_AUTO_DISPLAY	ENABLE	required

Type	Name	Value	Requirement
CDS OPS	OPC_ENG_AUTO_IGNITION_G	DISABLE	required

CDS OPS	OPC_EF_CDS_FAULT_REV_VID_G	DISABLE	required

CDS OPS	OPC_EF_AOA_G	DISABLE	required

CDS OPS	OPC_COMMON_N1_INDICATION_G	ENABLE	required

CDS OPS	OPC_EF_NAV_DEV_SCALE_G	ENABLE	required

CDS OPS	OPC_EF_HORZ_LINE_HDG_G	DISABLE	required

CDS OPS	OPC_EF_VREF_FLAP_G	ENABLE	required

CDS OPS	OPC_SELECT_COMP_G	ENABLE	required

CDS OPS	OPC_EF_VNAV_SPD_BAND_G	DISABLE	required

CDS OPS	OPC_EF_MDA_EXTEND_G	DISABLE	required

CDS OPS	OPC_5DU_DISPLAY_G	DISABLE	required

CDS OPS	OPC_ENG_OIL_QTY_GALLONS_G	DISABLE	required

CDS OPS	OPC_ENG_OIL_QTY_OU_PERCENT_G	DISABLE	required

CDS OPS	OPC_EF_LNAV_GA_G	ENABLE	required

CDS OPS	OPC_TOTAL_DIGITAL_FUEL_QTY_G	ENABLE	required

CDS OPS	OPC_FUEL_QTY_LOW_LMT_G	DISABLE	required

CDS OPS	OPC_EF_EFSMAP_CRSFRQ_DIS_G	DISABLE	required

FMC OPC	ATS Datalink	NO	preferred

FMC OPC	ATS Fixed Outputs	NO	preferred

FMC OPC	ATS MSG on Displays	NO	preferred

FMC OPC	AOC Datalink	YES	preferred

FMC OPC	Message Recall	YES	preferred

FMC OPC	Engine-Out SIDS	YES	preferred

FMC OPC	ADF1	NO	preferred

FMC OPC	ADF2	NO	preferred

FMC OPC	Takeoff Thrust Auto-Select	NO	preferred

FMC OPC	NDB Size	102	preferred

FMC OPC	Oceanic Lat RNP (nm)	12.0	preferred

FMC OPC	Enroute Lat RNP (nm)	2.0	preferred

FMC OPC	Terminal Lat RNP (nm)	1.0	preferred

FMC OPC	Approach Lat RNP (nm)	0.3	preferred

FMC OPC	Oceanic Vert RNP (ft)	400.0	preferred

FMC OPC	Enroute Vert RNP (ft)	400.0	preferred

Type	Name	Value	Requirement
FMC OPC	Terminal Vert RNP (ft)	400.0	preferred

FMC OPC	Approach Vert RNP (ft)	400.0	preferred

FMC OPC	ATS Timer	5.0	preferred

CDS OPS	OPC_AUX_FUEL_TANK_G	DISABLE	preferred

CDS OPS	OPC_BITE_AT_INSTALL_G	ENABLE	preferred

CDS OPS	OPC_EEC_HIGH_IDLE_OVRD_G	DISABLE	preferred

CDS OPS	OPC_EF_ADF2_INSTALLED_G*	DISABLE	preferred

CDS OPS	OPC_EF_MAP_ADF_POINTERS_G	DISABLE	preferred

CDS OPS	OPC_BRAKE_TEMP_DISP_G*	DISABLE	preferred

CDS OPS	OPC_FLIGHT_CONT_DISP_G	ENABLE	preferred

CDS OPS	OPC_EF_WXR_BASIC_G	ENABLE	preferred

CDS OPS	OPC_EF_WXR_BENDIX_G	DISABLE	preferred

CDS OPS	OPC_EF_WXR_COLLINS_1_G	DISABLE	preferred

CDS OPS	OPC_EF_WXR_COLLINS_2_G	DISABLE	preferred

CDS OPS	OPC_EF_WXR_COLLINS_3_G	DISABLE	preferred

CDS OPS	OPC_ENG_TO_INH_10MIN_G	DISABLE	preferred

CDS OPS	OPC_EF_ADF1_NOT_INSTALL_G*	ENABLE	preferred

CDS OPS	OPC_EF_NO_ADF_ON_RDMI_G	DISABLE	preferred

CDS OPS	OPC_EF_VSD_GATE1_G	ENABLE	preferred

CDS OPS	OPC_EF_VSD_GATE2_G	ENABLE	preferred

CDS OPS	OPC_EF_VSD_MAP_G	ENABLE	preferred

CDS OPS	OPC_FMC_COMM_MESG_G	DISABLE	preferred

CDS OPS	OPC_ATC_CMU_INST_G	DISABLE	preferred

CDS OPS	OPC_EF_WXR_TILT_MODE_G (for Incremental Aircraft only, as modified by the Supplemental Type Certificate)	ENABLE	preferred

CDS OPS	OPC_ACARS_COMM_MSG_G*	ENABLE	preferred

CDS OPS	OPC_EF_WINGLET_INSTALL_G*	ENABLE	preferred

CDS OPS	OPC_EF_2POSN_TAILSKID_G	DISABLE	preferred

CDS OPS	OPC_EF_WXR_HONEYWELL_2_G	DISABLE	preferred

CDS OPS	OPC_EF_SPEEDBRAKE_WARN	DISABLE	preferred

CDS OPS	OPC_EF_EPFD	DISABLE	preferred

CDS OPS	OPC_EF_PERSP_RUNWAY	DISABLE	preferred

CDS OPS	OPC_EF_BANK_ANGLE_WARN	DISABLE	preferred

CDS OPS	OPC_EF_OVERRUN_AIR	DISABLE	preferred

CDS OPS	OPC_EF_OVERRUN_GND	DISABLE	preferred

CDS OPS	OPC_EF_AP_ROLL_SAT_ALRTS	DISABLE	preferred

Items marked with (*) will not apply with respect to Incremental Aircraft.

3.	Master Change and Modifications.

[***]

Exhibit I

Charter Standard Operating Procedures

[***]

I-1